This document is important and requires your immediate attention. If you are in doubt about how to respond to the offer, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to BarnesMcInerney Inc. at the telephone number listed on the back page.

DIRECTORS’ CIRCULAR

recommending

REJECTION

of the offer by

0833824 B.C. LTD.

an indirect wholly-owned subsidiary of

PALA INVESTMENTS HOLDINGS LIMITED

to purchase all of the common shares of

ROCKWELL DIAMONDS INC.

for $0.36 per common share

DIRECTORS’ RECOMMENDATION
The Board of Directors of Rockwell Diamonds Inc. (“Rockwell”) unanimously recommends that shareholders REJECT the offer and NOT TENDER their common shares to the offer. The following are the primary reasons for the Board of Director’s recommendation:

  Pala’s offer significantly undervalues Rockwell’s assets and growth potential;

  the financial advisor to the special committee of independent directors appointed to review the Offer has determined that the consideration under the Offer is inadequate, from a financial point of view, to Shareholders;

  Pala’s offer is highly conditional; and

  the timing of Pala’s offer is opportunistic.

Shareholders who have already tendered their shares to Pala’s offer, should immediately WITHDRAW them.

September 19, 2008

NOTICE TO NON-CANADIAN SHAREHOLDERS

The financial statements of Rockwell are prepared in accordance with Canadian generally accepted accounting principals and thus may not be comparable to financial statements of the United States and other non-Canadian jurisdictions. The enforcement by shareholders of civil liabilities under U.S. federal securities laws or under the laws of other non-Canadian jurisdictions may be affected adversely by the fact that Rockwell Diamonds Inc. exists under the laws of British Columbia, the majority of its officers and directors are residents of countries other than the United States and that a substantial portion of the assets of Rockwell Diamonds Inc. are located outside the United States. This transaction has not been approved or disapproved by any U.S. or other securities regulatory authority, nor has any such authority passed upon the accuracy of adequacy of this document. Information concerning mineral deposits is prepared in accordance with Canadian disclosure requirements, which differ from the requirements of the U.S. Securities and Exchange Commission applicable to United States companies. See “Note Concerning Resource Calculations”.

September 19, 2008

Dear Rockwell Shareholder:

On September 9, 2008, Pala Investments Holdings Limited (“Pala”), through its indirect wholly-owned subsidiary 0833824 B.C. Ltd., made an unsolicited offer (the “Offer”) to purchase all of the outstanding common shares of Rockwell for $0.36 per share. In the view of the board of directors of Rockwell (the “Board of Directors”), the Offer is inadequate and opportunistic, and the Board of Directors unanimously recommends that shareholders REJECT the Offer and NOT TENDER their common shares to the Offer.

In response to the Offer, the Board of Directors established a special committee of its independent directors (the “Special Committee”). The Special Committee, assisted by its independent financial and legal advisors, carefully reviewed and considered all aspects of Pala’s offer and, based on that review, unanimously recommended that the Board of Directors recommend that shareholders REJECT the Offer.

The reasons for the Board of Directors’ recommendation are detailed in the attached directors’ circular (the “Circular”). As described in more detail in the Circular, the following are the key reasons why the Board of Directors recommends that shareholders REJECT the Offer:

  the Offer significantly undervalues Rockwell’s assets and growth potential;

  the Special Committee’s independent financial advisor has determined that the consideration under the Offer is inadequate, from a financial point of view, to Shareholders;

  the Offer is highly conditional; and

  the timing of the Offer is opportunistic.

We strongly encourage you to read the Circular in its entirety and to consider the reasons for the Board of Director’s recommendation carefully. We recommend that shareholders not tender into the Offer before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives to the Offer. Tendering into the Offer before the Board of Directors has had an opportunity to fully explore all available alternatives may preclude the possibility of a superior alternative transaction emerging.

We are confident that you will conclude, as we have, that the Offer falls significantly short of providing fair value to shareholders and, if successful, will deprive shareholders of Rockwell’s significant upside potential.

For the above reasons, we urge you to REJECT the Offer and NOT TENDER your shares. If you have tendered your shares, you can withdraw them. For assistance in withdrawing your shares, contact your broker or our information agent, BarnesMcInerney Inc., at the telephone number listed below. BarnesMcInerney Inc. is available to respond to all enquiries concerning the information in this document.

On behalf of the Board of Directors, we thank you for your continued support of Rockwell.

Sincerely,

David Copeland	Mark Bristow
Chairman of the Board of Directors	Chairman of the Special Committee

Rockwell shareholders requiring assistance are urged to contact: BARNESMCINERNEY INC. 416-367-5000 ext. 222

QUESTIONS AND ANSWERS ABOUT THE OFFER

Should I accept or reject the Offer?

The Board of Directors unanimously recommends that Shareholders REJECT the Offer and NOT TENDER their Shares to the Offer.

How do I reject the Offer?

You do not need to do anything in order to reject the Offer. If you wish to reject the Offer, DO NOT TENDER your Shares.

Can I withdraw Shares that I have already tendered?

YES. According to the Pala Circular, you can withdraw any Shares that have already been tendered:

  at any time before your Shares have been taken up by the Offeror;

  if your Shares have not been paid for by the Offeror within three business days after having been taken up; or

  unless your Shares have been taken up before the Offeror files such a notice, within ten days after the Offeror files (i) a notice of change relating to a change which has occurred in the Offer or Pala Circular that would reasonably be expected to accept the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror) or (ii) a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting of an increase in the consideration where the Offer is not extended for more than 10 days).

How do I withdraw my Rockwell shares?

We recommend you contact your broker or BarnesMcInerney Inc., the information agent retained by Rockwell, at the telephone number listed at the end of the Q&A for information on how to withdraw your Shares.

Why does the Board of Directors believe that the Offer should be rejected?

The Board of Directors believes that the Offer fails to provide fair value for Rockwell and is an attempt by Pala to acquire Rockwell without offering adequate consideration to Shareholders. The following is a summary of the principal reasons for the Board of Directors’ recommendation that Shareholders reject the Offer:

  the Offer significantly undervalues Rockwell’s assets and growth potential;

  the Special Committee’s independent financial advisor has determined that the consideration under the Offer is inadequate, from a financial point of view, to Shareholders;

  the Offer is highly conditional;

  there is substantial uncertainty with respect to Pala’s intentions;

  Pala’s analysis of Rockwell’s business, including its value, is not credible;

  the Offer does not treat holders of Rockwell securities fairly;

  Rockwell continues to pursue alternatives to maximize shareholder value;

  the timing of the Offer is opportunistic and unfair to holders of Rockwell securities given the recent decline in Rockwell’s share price;

  the timing of the Offer is opportunistic because it will deprive Shareholders of the potential for near-term enhancement of the value of their Shares through the increase of production and decrease in operating costs resulting from Rockwell’s investment in its brownfield operations; and

  the Offer has been rejected by all of Rockwell’s directors and senior officers.

A summary of all of the reasons for the unanimous recommendation of the Board of Directors is included on pages 5 to 12 in this Circular.

What is the Board of Directors doing in response to the Offer?

Since Pala announced the Offer, the Board of Directors and the Special Committee, together with the Special Committee’s independent financial and legal advisors, have continued to identify and initiate contact with a number of new third parties who have expressed interest in the company as well as continuing to advance discussions commenced prior to Pala’s announcement of the Offer. Discussions are being pursued with these third parties in order to generate value-enhancing alternatives. While it is impossible to predict whether any transactions will emerge from these efforts, the Board of Directors believes that Rockwell and its assets are potentially very attractive to other parties in addition to Pala. Tendering Shares to the Offer before Rockwell has had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging.

Are Rockwell’s directors and executive officers planning to tender their Shares to the Offer?

NO. All of Rockwell’s directors and executive officers have indicated their intention NOT to tender their Shares to the Offer. Rockwell’s directors and executive officers hold 11.08% of Rockwell’s issued and outstanding shares (assuming the exercise of Warrants and Options held by such directors and executive officers).

What will happen if the Offeror buys more than 50% of the Shares and I don’t sell?

NOTHING. An acquisition by the Offeror or any other party of more than 50% of the Shares will not change the fundamental rights of any minority shareholders or the value of their Shares. If the Offeror acquires a majority of the Shares but does not acquire the number of Shares required to acquire Shares which have not been tendered into the Offer, minority shareholders who do not tender their Shares into the Offer will have available to them a number of legal and regulatory protections to ensure that they are not treated unfairly in any subsequent related party or going private transactions that Pala may pursue.

Do I have to decide now?

NO. You do not have to take any action at this time. The Offer is scheduled to expire on November 10, 2008 and is subject to a number of conditions that have yet to be satisfied. Given that the Board of Directors is considering strategic alternatives that may enhance shareholder value, the Board of Directors recommends that you not take any action until closer to the expiry date of the Offer to ensure that you are able to consider all of the options available to you.

If you have already tendered your Shares to the Offer and you decide to withdraw these Shares from the Offer, you must allow sufficient time to complete the withdrawal process prior to the expiry of the Offer. For more information on how to withdraw your Shares, you should contact your broker or BarnesMcInerney Inc., the information agent retained by Rockwell, at the number listed below.

Who do I ask if I have more questions?

The Board of Directors recommends that you read the information contained in this Circular in its entirety. Please contact BarnesMcInerney Inc., the information agent retained by Rockwell, with any questions or requests for assistance that you might have.

BARNESMCINERNEY INC.
416-367-5000 ext. 222

SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Circular. All capitalized terms in the summary have the meanings ascribed to such terms elsewhere in this Circular.

The Offer:	Pala has offered to acquire, indirectly through the Offeror, all of the outstanding shares of Rockwell for $0.36 in cash for each Share.

Unanimous Recommendation of the Board of Directors:	The Board of Directors unanimously recommends that Shareholders REJECT the Offer and NOT TENDER their Shares to the Offer.

Reasons for Rejection:

The Board of Directors has carefully reviewed and considered the Offer. The Board of Directors considered many factors, including the recommendation of the Special Committee and advice from its financial and legal advisors. The following is a summary of the principal reasons for the unanimous recommendation of the Board of Directors that Shareholders REJECT the Offer and NOT TENDER their Shares to the Offer:

  the Offer significantly undervalues Rockwell’s assets and growth potential;
  the Special Committee’s independent financial advisor has determined that the consideration under the Offer is inadequate, from a financial point of view, to Shareholders;
  the Offer is highly conditional; and
  the timing of the offer is opportunistic.

Alternatives to the Offer:

The Board of Directors believes that the Offer significantly undervalues Rockwell’s assets and growth potential and, if successful, would deprive Shareholders of Rockwell’s significant upside potential.

The Board of Directors and the Special Committee, together with the Special Committee’s independent financial and legal advisors, have continued to identify and initiate contact with a number of new third parties who have expressed interest in the company as well as continuing to advance discussions commenced prior to Pala’s announcement of the Offer. To facilitate this process, Rockwell has established a data room for the purpose of providing confidential information to third parties. Prior to gaining access to the data room, each third party will be required to enter into a confidentiality and standstill agreement with Rockwell.

Discussions are being pursued with these third parties in order to generate value-enhancing alternatives and tendering Shares to the Offer before Rockwell has had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging. While the Board of Directors believes that Rockwell and its assets are potentially very attractive to other parties in addition to Pala, there can be no assurance that these discussions will result in an improved take-over bid or other alternative transaction and the Board of Directors may determine that the best alternative available to Rockwell is to continue with its current growth strategy on a stand- alone basis.

Rejection of the Offer by Directors and Officers:	The directors and executive officers of Rockwell have indicated their intention to reject the Offer and not tender their Shares to the Offer.

REJECT THE UNDERVALUED OFFER. DO NOT TENDER YOUR SHARES.

ROCKWELL DIAMONDS INC.
DIRECTORS’ CIRCULAR

This Circular is issued by the board of directors (the “Board of Directors”) of Rockwell Diamonds Inc. (“Rockwell”) in connection with the offer (the “Offer”) dated September 9, 2008, made by Pala Investments Holdings Limited (“Pala”) through its indirect wholly-owned subsidiary 0833824 B.C. Ltd. (the “Offeror”), to purchase all of the shares of Rockwell (the “Shares”) at a price of $0.36 per Share in cash.

The terms and conditions of the Offer, the method of acceptance of the Offer and other information relating to the Offer, Pala and the Offeror are set out in the take-over bid circular (the “Pala Circular”) that accompanies and forms part of the Offer. Information herein relating to the Offer, Pala and the Offeror has been derived from the Pala Circular. While the Board of Directors has no reason to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has carefully considered the Offer, has received the recommendation of a special committee of independent directors that the Board of Directors established to review and consider the Offer (the “Special Committee”), and has reviewed the opinion of the Special Committee’s independent financial advisor, RBC Dominion Securities Inc. (“RBC”). Based on this review, and for the reasons described below, the Board of Directors has unanimously determined that the Offer is inadequate. Accordingly, the Board of Directors has unanimously resolved to recommend that the shareholders of Rockwell (the “Shareholders”) reject the Offer and not tender their Shares to the Offer.

The Board of Directors of Rockwell Diamonds Inc. unanimously recommends that Shareholders REJECT the Offer and DO NOT TENDER their Shares to the Offer.

REASONS FOR REJECTING THE OFFER

The following is a summary of the principal reasons for the unanimous recommendation of the Board of Directors to Shareholders that they REJECT the Offer and NOT TENDER their Shares to the Offer.

1.	The Offer significantly undervalues Rockwell’s assets and growth potential

The Board of Directors believes that the Offer fails to adequately compensate Shareholders for the value of Rockwell’s assets and growth potential and, if successful, would deprive Shareholders of Rockwell’s significant upside potential. The following are the principal aspects of Rockwell’s business that the Board of Directors believes Pala and the Offer fail to adequately account for:

Rockwell is a producer of high value diamonds

  From March 2006 to August 2008, the average sales price for diamonds recovered from Rockwell’s Middle Orange River operations, which are expected to provide a significant proportion of the company’s near-term and long term production, was US$2,290 per carat.

  From March 2006 to August 2008, the average sales price for diamonds recovered from all of Rockwell’s operations was US$1,720 per carat.

  The high average sales of Rockwell’s stones is primarily due to Rockwell’s history of producing large special stones commanding a premium sales value, ranging from US$555,000 for a 110 carat stone (US$5,000 per carat) to US$1.05 million for a 7.28 carat intense flawless pink stone (US$145,000 per carat) recovered from its Klipdam operations. On September 11, 2008, Rockwell announced the recovery of a 189.6 carat white flawless tone diamond from its Klipdam mining operations.

  During the nine months ended February 29, 2008, 57% of stones recovered by Rockwell were in excess of two carats. During this period, stones in excess of two carats accounted for approximately 95% of Rockwell’s sales revenues.

Strong Growth in Diamond Prices

  During the nine months ended February 29, 2008, rough prices for stones from 2 to 10 carats increased by 15-20% and rough prices for stones that were larger than 10.8 carats increased by 30%. This compares to a 5% increase in rough prices for diamonds that were less than two carats.

  The following graph demonstrates an upward trend in prices for stones recovered from Rockwell’s Middle Orange River and Holpan-Klipdam operations.

Source: Company data

Fully Financed Brownfields Projects to Significantly Grow Production

  Management currently anticipates that Rockwell’s production will increase from approximately 23,000 carats per year for the 12 months ended February 29, 2008 to approximately 70,000 carats per year for the 12 months ending February 28, 2011.

Target Production - Carats per year by Mines

  The anticipated increase in Rockwell’s diamond production will be driven by the following brownfield expansion projects:

  Wouterspan B Plant – Commissioning of the Wouterspan B Plant in the first quarter of 2009 is expected to increase production at Wouterspan from 200,000 tonnes per month to 350,000 tonnes per month.

  Saxendrift high volume wet rotary plant – Commissioning of a high volume wet rotary plant in the fourth quarter of 2008 is expected to increase production at Saxendrift from 90,000 tonnes per month to 250,000 tonnes per month (ramping up further to 430,000 tonnes per month). In addition, the new final recovery plant at Saxendrift will centralise final processing for brownfields expansion projects to further save on capital costs.

  Niewejaarskraal – Modernizing and adding modular rotary pan plants, with commissioning expected in 2010. Production expected to ramp up to 350,000 tonnes per month.

  Remhoogte – Modernizing and adding modular rotary pan plants, with commissioning expected in 2011. Production expected to ramp up to 350,000 tonnes per month.

  Rockwell intends to fund each of the expansion projects listed above from current working capital (including $10 million in available cash as at August 31, 2008) and cashflow from operations. In addition, Rockwell has existing financing facilities in the form of an overdraft facility of up to US$5 million (US$2 million utilized as at August 31, 2008) and finance lease facilities of up to US$12.5 million (US$9 million utilized as at August 31, 2008).

Low Production Costs

  Rockwell’s average production cost during the 9 months ended February 29, 2008 was US$4.36 per tonne. Costs ranged from US$3.05 per tonne for the three months ended August 31, 2007 to US$4.66 per tonne for the three months ended February 29, 2008. The increased production cost for the three months ended February 29, 2008, representing an increase of 30% over the three months ended February 28, 2007, were primarily a result of power outages in South Africa reducing production and industry wide cost escalation in fuel, power supplies, consumables, machinery, construction materials and labour.

  Rockwell’s average production cost during the three months ended May 31, 2008 was $3.69 per tonne. While this amount will be higher for the three months ended August 31, 2008 because of the Wouterspan labour dispute, production costs are expected to normalize and then decline due to the commissioning of more efficient plants at Wouterspan and Saxendrift and the resolution of Wouterspan labour dispute. In addition, management is implementing strategies to optimize equipment usage and employees, including using Wouterspan employees to commission and operate Saxendrift, and senior management is forgoing a wage increase in fiscal year 2009.

  Despite a challenging cost environment, and despite bringing a fourth operation on line at Saxendrift, Rockwell’s quarterly costs have declined.

Quarterly Operating Costs

Strong Management Expertise

  Rockwell’s management team has a strong track record in developing and operating alluvial mines in Southern Africa, particularly with respect to operations utilizing rotary pan processing technology. See “Biographical Information on Management Team” for additional information on our team management.

  Rockwell’s Saxendrift operations remain on budget and on schedule for commissioning a high volume wet rotary plant in November 2008 and meeting expected production targets of 250,000 tonnes per month within 13 months after transfer of ownership to Rockwell (May 2009).

  Management moved rapidly to implement remedial actions to mitigate the consequences of power outages in South Africa in early 2008. The power outages caused significant uncertainty in the industry and delayed certain projects, including the Wouterspan B Plant. Because of management’s remedial actions and prudent cash management, the Wouterspan B Plant remains on schedule for commissioning in the first quarter of 2009.

  Management has worked to significantly improve its labour relations during the past year, transitioning Rockwell from a non-unionized workforce to a unionized workforce.

  Management has achieved new order rights for the majority of its properties.

Operational Flexibility

  Rockwell’s consolidation of the Middle Orange River operations through the Wouterspan, Saxendrift and other South Bank properties provides Rockwell with significantly increased ability to optimize its use of machinery and labour in a flexible and dynamic manner.

Supportive Black Economic Empowerment (“BEE”) Partner

  Rockwell’s BEE partner, African Vanguard Resources (“AVR”), is a very capable partner with substantial technical and regulatory expertise, employment and financial resources. AVR holds a 26% interest in Rockwell’s underlying operations, of which AVR’s initial 15% interest has been fully paid for.

  AVR has assisted and continues to assist Rockwell with wide ranging central and local government initiatives and requirements

Transparent and Multi-Faceted Marketing and Beneficiation Optimizes Value

  Rockwell utilizes a transparent tender system through which Rockwell pays Flawless Diamond Trading House (“Flawless”) a commission of one percent to sell the majority of its diamond production (not including special stones). The process is modelled on the tendering process utilized by the Trans Hex Group. (See also “Arrangements between Rockwell and Flawless” below.)

  In October 2007, Rockwell entered into a marketing agreement with the Steinmetz Diamond Group (“Steinmetz”) to realize added value from selected large and high value special stones (primarily rough diamonds of greater than US$500,000 in value). Under this agreement, Rockwell is able to generate additional margins on its special stones by utilizing Steinmetz’s manufacturing expertise and extensive international marketing network. Under the agreement, Steinmetz manufactures, finishes and markets Rockwell’s stones. Steinmetz receives a marketing fee of three percent and the net profit is shared equally by the two companies. Through this agreement, Rockwell expects to leverage additional value of up to 10% of the value of total rough sales from selected large and special stones through sharing the extra margins created by manufacturing, marketing and distribution.

2. Rockwell’s independent financial advisor has provided an inadequacy opinion

  Following the announcement of the Offer on September 9, 2008, the Special Committee engaged RBC to assess the adequacy, from a financial point of view, of the consideration offered pursuant to the Offer to Shareholders and to provide the Special Committee with advice on available alternatives to maximize shareholder value.

  On September 18, 2008, RBC delivered a written opinion to the Special Committee concluding that, as of the date of the opinion, the consideration offered pursuant to the Offer was inadequate, from a financial point of view, to Shareholders (other than Pala and its affiliates). A copy of the opinion containing a description of the matters considered and the limitations of the review undertaken in rendering the opinion is attached as Schedule A hereto. The Board of Directors recommends that you read the opinion carefully and in its entirety for a description of the procedures followed, the matters considered and the limitations on the review undertaken.

3. The Offer is highly conditional

  As set out in the Pala Circular, the Offer is subject to 16 conditions, some having a number of sub- conditions, which must be satisfied or waived before the Offeror is obligated to take up and pay for any Shares deposited under the Offer. Certain of the conditions and sub-conditions provide a broad discretion in favour of the Offeror and are not subject to any materiality thresholds or other objective criteria but, in effect, provide the Offeror with broad latitude to decline to proceed with the Offer. The high degree of conditionality casts doubt on the true intentions behind, and seriousness of, the Offer (See also “Uncertainty of Pala’s intentions” below).

  In particular, it is a condition of the Offer that the Offeror be granted access to non-public information relating to Rockwell by no later than September 24, 2008 and that such information “does not contain any facts or other information that might make it inadvisable for the Offeror to proceed with the Offer”. Accordingly, the Offer is predicated on the Offeror being able to enjoy the same rights of access as potentially friendly bidders without being subject to customary confidentiality and standstill provisions to which such other friendly bidders are or may be subject.

  It is also a condition of the Offer that the Offeror shall have obtained or received all approvals, consents, clearances or waivers required to be obtained or received from any administrative agency or commission or other governmental authority or instrumentality or stock exchange in connection with any or all of the Offer. The Offer does not comply with material South African securities rules (see “Pala’s Offer does not treat holders of Rockwell securities fairly” below). South African Exchange Control rules and the requirements of South African mining and minerals legislation may also represent significant impediments to Pala successfully acquiring control of Rockwell.

4. There is substantial uncertainty with respect to Pala’s intentions

Each of the following factors casts doubt upon the true intentions behind, and seriousness of, the Offer:

  Pala is a financial investor with no experience in managing alluvial diamond companies or operating in South Africa.

  Pala provides no explanation in the Pala Circular regarding its rationale for making the Offer other than its assertion of management’s alleged “unwillingness to consider value-creating options” presented by Pala and that management cannot achieve the same value as the Offer. As discussed under the heading “Background to the Offer”, the Board of Directors carefully considered each of the options proposed by Pala and after due consideration determined that they were not in the best interests of Rockwell.

  Pala’s formal take-over proposal of August 29, 2008 did not afford Rockwell adequate time to consider this proposal. Pala withdrew its offer to meet with the Board of Directors and commenced a hostile take-over bid on September 9, 2008 despite being informed by the Board of Directors that the Special Committee expected to complete its review of Pala’s initial proposal by September 12, 2008. See also “Pala’s Unsolicited Offer”.

5. Pala’s analysis of Rockwell’s business, including its value, is not credible

  Pala lacks appropriate management experience in mining in South Africa and in particular alluvial diamond mining, which requires a high degree of management skill and experience. Pala’s lack of appreciation of the quality and complexity of Rockwell’s business makes it unable to appropriately assess Rockwell’s value.

6. The Offer does not treat holders of Rockwell securities fairly

  Pala has unsuccessfully sought to obtain exemption from the protections afforded to holders of Rockwell securities under the South African Securities Regulation Code on Takeovers and Mergers (the “Code”). The Code is designed to ensure fairness to the holders of securities in a company that is the subject of a take-over bid. The Offer does not comply with the Code in material respects, including as follows:

  Except with the approval of the Securities Regulation Panel (the “SRP”), a take-over bid may not be subject to conditions which are dependent on the subjective assessment of the offeror. As discussed under the heading “The Offer is highly conditional” above, the Offer is subject to several conditions which are dependent on Pala’s subjective assessment.

  The Code required that Pala make an appropriate offer to the holders of all Rockwell convertible securities (including Warrants and Options). Pala has expressly declined to make any such offer.

  Submissions are being made to the SRP in relation to these and other matters for determination and, if appropriate, enforcement by the SRP.

7. Rockwell is pursuing alternative transactions to generate greater value for Shareholders

  Rockwell has been pursuing various avenues to create value through consolidation in the diamond sector, and has conducted a series of discussions with different parties with whom accretive transactions are being considered.

  Since Pala announced the Offer on September 9, 2008, the Board of Directors and the Special Committee, together with the Special Committee’s independent financial and legal advisors, have continued to identify and initiate contact with a number of new third parties who have expressed interest in the company as well as continuing to advance discussions commenced prior to Pala’s announcement of the Offer. To facilitate this process, Rockwell has established a data room for the purpose of providing confidential information to third parties. Prior to gaining access to the data room, each third party will be required to enter into a confidentiality and standstill agreement with Rockwell.

  Discussions are being pursued with these third parties in order to generate value-enhancing alternatives and tendering Shares to the Offer before Rockwell has had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging. While the Board of Directors believes that Rockwell and its assets are potentially very attractive to other parties in addition to Pala, there can be no assurance that these discussions will result in an improved take-over bid or other alternative transaction and the Board of Directors may determine that the best alternative available to Rockwell is to continue with its current growth strategy on a stand-alone basis.

8. The timing of the Offer is opportunistic given the recent decline in the price of the Shares

Decrease in share prices of diamond companies generally

  The Offer is opportunistic because it takes advantage of a recent period during which share prices of diamond companies declined as a result of macroeconomic factors impacting mining companies generally, exacerbated by current dislocation in equity markets following a sustained period of redemptions and deleveraging by institutions. By way of illustration, the share price of the following diamond producers and exploration companies fell by an average of 39% in the 12 months ended September 8, 2008: Archangel Diamonds, Mountain Province, Petra Diamonds, Gem Diamonds, Namakwa Dimonds, TransHex, Firestone, DiamondEx, Harry Winston, African Diamonds, Pangea Diamond Fields, Rockwell Diamonds, Stornoway, Shore Gold and Kopane (source: Bloomberg).

  The closing price of the Shares on the Toronto Stock Exchange on September 8, 2008, the last trading day before Pala announced the Offer, was $0.19, a level close to the 52 week low of $0.16 recorded on August, 25, 2008. The Shares traded as high as $0.36 as recently as July 14, 2008, and as high as $0.59 (or 64% more than the Offer) as recently as March 13, 2008. As set out in the graph below, the Offer is at a 15% discount to the 90 day volume weighted average price (“VWAP”) of $0.42, a 19.7% discount to the six month VWAP of $0.43 and a 27% discount to the 12 month VWAP of $0.55.

Source: Bloomberg

  During the 20 day period leading up to Pala’s announcement of the Offer, the average daily trading volume of the Shares declined by more than 47% compared to the 90 day period leading up to the Offer. The total number of Shares traded during this period represents only 0.6% of the issued and outstanding Shares. Because thinly traded companies can experience significant fluctuations on the basis of a relatively small number of trades, management believes that the decrease in the price of the Shares does not reflect a decrease in the intrinsic value of Rockwell’s assets.

Impact of the Wouterspan labour dispute on the trading price of the Shares

  In addition to being affected by economic factors impacting mining companies generally, the price of the Shares during the period leading up to the Offer was further affected by the Wouterspan labour dispute. From the date the strike was announced until the date the Offer was commenced, the trading price of the Shares decreased by 34% compared to an average decrease of 15% for comparable diamond companies.

  The timing of the Offer is opportunistic because it does not allow Shareholders to benefit from the optimization of production following the resolution of the Wouterspan labour dispute.

9. The timing of the Offer is opportunistic because it does not allow Shareholders to enjoy the near-term benefits of increased production and decreased operating costs

  Between Feb 2007 and May 2008, Rockwell invested approximately $36 million in its operations. Management expects the benefits of this investment to be realized in the near-term, through increased production and lower operating costs. In particular, management expects the new plants being commissioned at Saxendrift and Wouterspan in the fourth quarter of 2008 and first quarter of 2009, respectively, to increase capacity by approximately 500,000 tonnes per month and decrease unit operating costs.

  If successful, the Offer will deprive Shareholders of the potential for near-term enhancement of the value of their Shares through the increase of production and decrease in operating costs resulting from Rockwell’s investment in its brownfield operations.

10. The Offer has been rejected by all of the director and senior officers of Rockwell

The Board of Trustees has been informed that none of the directors or senior officers of Rockwell has accepted or intends to accept the Offer. The directors and senior officers of Rockwell own or exercise control or direction over an aggregate of 20,269,188 Shares and 2,396,000 Warrants and 4,465,000 Options, and representing 11.08% of the issued and outstanding Shares (assuming the exercise of the Warrants and Options held by such directors and executive officers).

CONCLUSION AND RECOMMENDATION

For the reasons outlined above, the Board of Directors believes that the Offer fails to provide full value for the Shares and is an attempt by Pala to acquire Rockwell without offering adequate consideration to Shareholders.

The Board of Directors unanimously recommends that Shareholders REJECT the Offer and NOT TENDER their Shares to the Offer.

The foregoing summary of the information and factors considered by the Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendation. The members of the Board of Directors evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Rockwell, and based upon the advice of financial and legal advisors and the recommendation of the Special Committee. In view of the numerous factors considered in connection with their evaluation of the Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board of Directors may have given different weight to different factors. The conclusion and unanimous recommendation of the Board of Directors was made after considering all of the information and factors involved.

BACKGROUND TO THE OFFER AND RESPONSE OF ROCKWELL

Background to the Offer

Pala initially became a Rockwell shareholder on May 9, 2007. From May 9, 2007 to May 5, 2008, Pala steadily increased its position in Rockwell. As of the date of this Circular, Pala has beneficial ownership of, or exercises control or direction over, 42,966,900 Shares and 5,577,000 Warrants to purchase Shares, representing 19.93% of the issue and outstanding Shares (assuming the exercise of Warrants beneficially owned by Pala).

In November 2007, Rockwell proceeded with plans to seek a secondary listing of its share capital on the Johannesburg Stock Exchange (the “JSE”) in order to increase liquidity. In connection with the JSE listing, Rockwell proposed to complete a brokered private placement of up to 25,000,000 Shares at a price of $0.60 per share, representing aggregate proceeds of up to $15,000,000. On November 9, 2007, representatives of Pala contacted Dr. John Bristow, the chief executive officer of Rockwell, to communicate Pala’s opinion that Rockwell should raise funds by way issuing convertible debt, including to Pala, rather than equity. After giving Pala’s proposal due consideration, Rockwell informed Pala that it did not believe that it would be appropriate for Rockwell to incur additional debt at that time. Rockwell completed the JSE listing and brokered private placement in January 2008.

On February 19, 2008, Dr. Bristow and Dominique de la Roche, the chief financial officer of Rockwell, met with representatives of Pala to provide Pala with an update on Rockwell and its growth strategy.

On April 28, 2008, Rockwell received written correspondence from Pala Investments AG, Pala’s exclusive advisor, proposing that Rockwell pursue a business combination with a South African diamond operator focussed on alluvial diamonds. After careful discussion and review of Pala’s proposal, the Board of Directors determined that the company identified by Pala was not a suitable target for a business combination or similar transaction. On May 6, 2008, Dr. Bristow informed Pala by written correspondence that Rockwell was committed to pursuing growth opportunities, but did not regard the company identified by Pala as a suitable target. In this correspondence, Rockwell confirmed that it constantly assesses and monitors growth opportunities. On May 7, 2008, Dr. Bristow had a telephone call with representatives of Pala AG during which he outlined the reasons that the Board of Directors had determined that the company identified by Pala was not a suitable target for a business combination or similar transaction.

On July 8, Dr. John Bristow and Dr. Mark Bristow, an independent director of Rockwell, held a conference call with Jan Castro and Joseph Belan of Pala Investments AG, during which Dr. John Bristow and Dr. Mark Bristow outlined in detail Rockwell’s objectives and growth plan, including Rockwell’s reasons for wishing to diversify its country and geological risk profile. In addition, Dr. John Bristow and Dr. Mark Bristow discussed the tender process through which Rockwell uses Flawless as agent to sell its production. During the call, Pala Investments AG was informed that Rockwell was in discussions with Flawless regarding the potential for acquiring Flawless pursuant to an arm’s length process utilizing independent valuation.

In late July 2008, Dr. John Bristow received a telephone call from representatives of Pala Investments AG regarding the potential for Pala to take Rockwell private by acquiring 100% of the issued and outstanding Shares. On August 8, 2008, Dr. Bristow met with Michael Barton and Jan Castro of Pala Investments AG in Zurich, Switzerland to discuss Pala’s proposal. During this meeting, Messrs. Barton and Castro provided an overview of Pala’s rationale for proposing a privatization transaction. Dr. Bristow provided an overview of Rockwell’s growth strategy and potential transactions that the company was actively pursuing at that time.

Following the meeting in Zurich, the Board of Directors considered Pala’s privatization proposal at great length. On August 27, 2008, Dr. John Bristow had a telephone call with representatives of Pala Investments AG during which Dr. Bristow declined to enter into negotiations with Pala regarding a possible privatization transaction. On August 28, 2008, Dr. Bristow sent an e-mail to Mr. Castro confirming that management and the Board of Directors remained committed to the growth and development of Rockwell as a listed company.

Pala’s Unsolicited Offer

On Friday, August 29, 2008, Rockwell received a letter from Pala (the “Bear Hug Letter”) in which Pala formally indicated its interest in acquiring 100% of the issued and outstanding Shares for per share consideration of $0.40. According to the letter, Pala’s willingness to enter into discussions with Rockwell was conditional upon Rockwell providing Pala with full access to Rockwell’s books and records and entering into confidentiality and exclusivity agreements with Pala. The letter further stipulated that if Rockwell did not respond to Pala’s letter by September 5, 2008, Pala would (i) assume that Rockwell was not interested in Pala’s proposal and (ii) consider proceeding on a hostile basis.

On Saturday, August 30, 2008, Lang Michener LLP, legal counsel to Rockwell, circulated a memorandum advising the Board of Directors as to its legal obligations with respect to Pala’s proposal. In order to ensure an impartial process for reviewing the proposal, the Board of Directors appointed a Special Committee comprised of four independent directors. The Special Committee’s mandate is to consider and make recommendations to the Board of Directors respecting Pala’s proposal and any other alternative transactions that Rockwell might be presented with or choose to pursue. On Sunday, August 31, 2008, the Special Committee engaged McCarthy Tétrault LLP as independent legal counsel.

On Monday, September 1, 2008, Dr. Bristow received an email from Jan Castro, the managing director of Pala Investments AG, proposing a series of telephone calls between Pala and Rockwell on September 3, 2008. Pala proposed an initial call between Pala and Dr. John Bristow during which Pala would explain the rationale for its proposal, to be followed by a subsequent call between Pala and the full Board of Directors during which Pala would explain why it believed its proposal was in the interest of Shareholders.

On Tuesday, September 2, 2008, the full Board of Directors met to discuss Pala’s proposal. At that meeting, the Board of Directors determined that it would not comment on or speculate on any future course of action with respect to Pala’s proposal until it had completed a careful and impartial review of Pala’s proposal. The Board of Directors agreed that the first priority was for the Special Committee to finalize its list of potential independent financial advisors and to retain an independent financial advisor to assist with the Special Committee’s review of Pala’s proposal and to help it identify alternative transactions to maximize shareholder value. The Board of Directors agreed that the chairman of the Special Committee should contact Pala to notify Pala that Rockwell would carefully consider Pala’s offer and respond in due course.

Immediately following the Board of Directors’ meeting on September 2, 2008, the Special Committee held its initial meeting. At that meeting, the Special Committee appointed Dr. Mark Bristow as its chairman and received a presentation on its legal obligations and duties from McCarthy Tétrault LLP. Following discussion, the Special Committee determined that Dr. Bristow should contact Pala following the meeting to provide Pala an update with respect to its process for reviewing Pala’s proposal. The Special Committee also discussed the process for appointing an independent financial advisor and considering alternative transactions to maximize shareholder value.

On Wednesday, September 3, 2008, Dr. Mark Bristow had a telephone conversation with Mr. Castro, during which Dr. Bristow informed Mr. Castro that Pala’s proposal was being taken very seriously by the Board of Directors, but that the Board of Directors would not be able to respond until it completed a thorough evaluation of the proposal. Dr. Bristow also informed Mr. Castro that the Board of Directors had appointed a Special Committee to review the proposal with the assistance of independent legal and financial advisors, but would not be able to complete its review of the proposal by the September 5, 2008 deadline. Dr. Bristow stated that the Special Committee expected to complete its review of the proposal by September 12, 2008. In addition, Dr. Bristow informed Mr. Castro that the Board of Directors would be pleased to accept Pala’s offer to make a presentation to the Board of Directors with respect to its proposal. Mr. Castro stated that Pala was unwilling to discuss its proposal with the Board of Directors unless Rockwell agreed to proceed on the terms set forth in the Bear Hug Letter. Mr. Castro also indicated that Pala was unwilling to revise its timeline in order to accommodate the Board of Directors obligations to thoroughly evaluate Pala’s proposal prior to responding, and that Pala would consider proceeding on a hostile basis if Rockwell did not agree to provide Pala with access to Rockwell’s books and records or enter into confidentiality and exclusivity agreements with Pala by September 5, 2008.

The Special Committee met again on Thursday, September 4, 2008 and Friday, September 5, 2008 to further consider Pala’s proposal and receive presentations from a number of potential financial advisors. On Friday, September 5, 2008, the Special Committee engaged RBC as its independent financial advisor. Immediately following its engagement, RBC began working with Rockwell to develop a financial model for evaluating Pala’s proposal.

On Friday, September 5, 2008, Dr. Mark Bristow sent a letter to Pala reiterating that Pala’s proposal was being taken very seriously by the Board of Directors. In his letter, Dr. Bristow reaffirmed that the Board of Directors had appointed a Special Committee to carefully review Pala’s proposal with the assistance of its independent legal and financial advisors, and that the Special Committee expected to complete its review by no later than Friday, September 12, 2008. In addition, Dr. Bristow stated that the Board of Directors would still be interested in accepting Pala’s offer to present its views on the proposed transaction to the Board of Directors.

On Tuesday, September 9, 2008, Pala publicly announced and formally commenced the Offer. Immediately following Pala’s commencement of the Offer, the Board of Directors and Special Committee met to review the terms of the Offer with their respective legal advisors and RBC and to further consider alternative transactions to maximize shareholder value. The Board of Directors authorized the preparation and filing of a press release advising Shareholders to not take any action regarding the Offer until receiving further communications from the Board of Directors. The Board of Directors also authorized RBC to contact third parties regarding the possibility of an alternative transaction to maximize shareholder value. At the Special Committee’s direction, Rockwell established a data room and prepared a form of confidentiality agreement in anticipation of providing confidential information regarding Rockwell to prospective third parties who might enter into a transaction with Rockwell.

Since the announcement of the Offer on September 9, 2008, the Special Committee, together with its legal and financial advisors and management of Rockwell, has been working to evaluate the Offer and to evaluate a range of strategic alternatives. Rockwell and RBC have initiated conversations with a number of third parties who have expressed an interest in considering an alternative transaction with Rockwell. While it is impossible to predict whether any transactions will emerge from these efforts and discussions, the Board of Directors believes that Rockwell and its assets are potentially very attractive to other parties in addition to Pala.

At a meeting held on September 18, 2008, RBC made a formal presentation to the Special Committee regarding its assessment of the Offer and the various value-maximizing alternatives that may be available to Rockwell. RBC advised the Special Committee that, as of such date, the consideration offered pursuant to the Offer is inadequate, from a financial point of view, to Shareholders. On the basis of the RBC opinion and the other factors described under the heading “Reasons for Rejecting the Offer”, the Special Committee unanimously resolved to recommend to the Board of Directors that it recommend to Shareholders that they reject the Offer and not tender their shares to the Offer.

At a meeting held on September 19, 2008, the Board of Directors received the recommendation of the Special Committee and reviewed the opinion of RBC that, as of the date of the opinion, the consideration offered pursuant to the Offer is inadequate, from a financial point of view, to Shareholders. On the basis of the recommendation of the Special Committee, the opinion of RBC and the other factors described under the heading “Reasons for Rejecting the Offer”, the Board of Directors unanimously resolved to Shareholders that they REJECT the Offer and NOT TENDER their shares to the Offer.

ENGAGEMENT OF THE FINANCIAL ADVISOR

Following the announcement of the Offer on September 9, 2008, the Special Committee engaged RBC to assess the adequacy, from a financial point of view, of the consideration offered pursuant to the Offer and to provide the Special Committee with advice on available alternatives to maximize shareholder value. On September 18, 2008, RBC delivered a written opinion to the Special Committee concluding that, as of the date of the opinion, the consideration offered pursuant to the Offer was inadequate, from a financial point of view, to Shareholders. A copy of the opinion containing a description of the matters considered and the limitations of the review undertaken in rendering the opinion is attached as Schedule A hereto.

The Board of Directors recommends that you read the opinion carefully and in its entirety for a description of the procedures followed, the matters considered and the limitations on the review undertaken. The opinion is not a recommendation as to whether or not Shareholders should deposit their Shares under the Offer.

In consideration of the provision of these services, Rockwell has agreed to pay to RBC customary fees, a portion of which is contingent on a change of control of Rockwell or certain other events. Rockwell has also agreed to indemnify RBC against certain liabilities, including under applicable securities laws, and to reimburse RBC for reasonable out-of-pocket expenses.

Rockwell will obtain an additional independent opinion in accordance with the requirements of the SRP and the Code. The additional independent opinion will be sent to Rockwell shareholders by no later than ten days before the expiry of the Offer.

ROCKWELL’S SHARE CAPITAL

Rockwell’s authorized share capital consists of an unlimited number of Shares without par value and an unlimited number of preferred shares without par value. As of the date of this Circular, the issued and outstanding share capital of Rockwell consisted of 238,041,569 Shares. In addition, there are outstanding options issued under Rockwell’s stock option plan (“Options”) providing for the issuance of 8,459,500 Shares upon the exercise thereof, and outstanding common share purchase warrants (“Warrants”) providing for the issuance of 161,379,154 Shares upon the exercise thereof. Rockwell has no issued or outstanding preferred shares.

The Shares are listed and posted for trading on the TSX under the symbol “RDI” and on the JSE under the symbol “RDI”.

OWNERSHIP OF ROCKWELL SECURITIES

The following table sets out the names and positions with Rockwell of each of its directors and officers and the number and percentage of outstanding securities beneficially owned or over which control or direction is exercised by each such person.

		Securities of Rockwell Beneficially Owned(1)
	Number of	Percentage	Number of	Percentage	Number of	Percentage
Name	Shares(1)	of Shares	Warrants	of Warrants	Options	of Options

David Copeland Chairman and Director	1,224,373	0.51%	192,000	0.12%	500,000	5.9%
Dr. John Bristow President, Chief Executive Officer, Chief Operating Officer and Director	1,255,786	0.53%	-		900,000	10.6%
Dominique de la Roche Chief Financial Officer and Director	-	-	-	-	500,000	5.9%
Dr. Mark Bristow Director	2,432,786	1.02%	1,177,000	0.73%	450,000	5.3%
Rene Carrier Director	258,359	0.11%	50,000	0.03%	300,000	3.5%
Scott Cousens Director	3,242,436	1.36%	977,000	0.61%	450,000	5.3%
Douglas Silver Director	-	-	-	-	300,000	3.5%
Patrick Bartlett Director	-	-	-	-	-	-
Trevor Thomas Corporate Secretary	-	-	-	-	15,000	0.18%

(1)

The information as to securities beneficially owned or controlled is not within the knowledge of the management of Rockwell and has been furnished by the respective individuals as at September 19, 2008.

To the knowledge of the Board of Directors after reasonable enquiry, as of the date of this Circular no Rockwell securities are held by (a) any associate or affiliate of an insider of Rockwell, (b) any affiliate or associate of Rockwell, (c) an insider of Rockwell, other than a director or senior officer, or (d) any person acting jointly or in concert with Rockwell, except as indicated below:

Name	Number of Securities	Percentage of Class
Pala Investments Holding Ltd.	42,966,900 Shares	18.05%
	5,577,000 Warrants	2.34%

INTENTIONS WITH RESPECT TO THE OFFER

The directors and executive officers of Rockwell have indicated their intention to reject the Offer and not to tender their Shares to the Offer. To the knowledge of the Board of Directors, after reasonable enquiry, none of the persons named under the heading “Ownership of Rockwell Securities” (other than Pala) has accepted or intends to accept the Offer.

OWNERSHIP OF SECURITIES OF THE OFFEROR

Except for Pala, neither Rockwell nor any director, officer, insider, affiliate or associate of Rockwell, or any associate or affiliate of an insider of Rockwell or any person acting jointly or in concert with Rockwell, beneficially owns or exercises control or direction over, securities of the Offeror. The Pala Circular discloses that the Offeror is an indirect wholly-owned subsidiary of Pala.

RELATIONSHIP BETWEEN THE OFFEROR
AND THE DIRECTORS AND OFFICERS OF ROCKWELL

No agreements, commitments or understandings have been made or proposed to be made between the Offeror and any of the directors or officers of Rockwell, and none of the directors or officers of Rockwell are also directors or officers of the Offeror or any subsidiary of the Offeror.

ARRANGEMENTS BETWEEN ROCKWELL AND ITS DIRECTORS AND OFFICERS

Except as set forth below, no agreements, commitments or understandings have been made or are currently proposed to be made between Rockwell and any of its directors or officers as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or officers remaining in or retiring from office if the Offer is successful.

Employment Arrangements with Executive Officers

Each of Dr. John Bristow and Dominique de la Roche has entered into an employment agreement with Rockwell. Under the employment agreement, these executive officers are entitled to a fixed annual base salary and a performance-based discretionary bonus. The base salary is subject to annual review by the Board of Directors and the performance-based discretionary bonus must be approved by the Board of Directors and the Compensation Committee. Each executive officer is also eligible to receive stock options and other standard benefits made available by Rockwell.

Each employment agreement contains certain covenants in Rockwell’s favour, including a confidentiality covenant, a non-competition covenant and, in the case of Dr. Bristow, a right of first refusal covenant. Under the right of first refusal covenant, Dr. Bristow must provide Rockwell with notice of any diamond opportunities that come to his attention during his employment with Rockwell and Rockwell has a right of first refusal in respect of any such opportunities. Each executive officer must provide 12 months written notice to Rockwell of his resignation, and may be terminated by Rockwell immediately for cause or with 12 months written notice without cause.

Each of Dr. Bristow and Mr. de la Roche is permitted to terminate his employment with Rockwell within 12 months of a change of control of Rockwell, which is defined to include, among other things, the acquisition, directly or indirectly, by any person or group of persons acting in concert of Shares which, when added to all other Shares at the time held by such persons, totals for the first time more than 50% of the outstanding Shares. In such a circumstance, the executive officer is entitled to be paid: (a) all accrued and unpaid salary, vacation pay and reimbursable expenses, (b) amounts fully earned and payable under any incentive plan, and if no such amount for the year has been established by the termination date, the amount paid as an incentive bonus for the immediately preceding year, calculated on a pro rata basis for the portion of the year up to the termination date, (c) a lump sum equal to 12 months’ annual salary, and (d) reasonable relocation costs if the executive officer was required to relocate previously in respect of his employment with Rockwell. In such a circumstance, each executive officer will also be entitled to a continuation of benefits then in effect, other than disability insurance, until the earlier of 12 months from the termination date and obtaining comparable benefits through other employment and an amount equal to 12 months of the then-prevailing premiums for disability insurance. All non-vested stock options held by the executive officer will vest as of the termination, and all options will be exercisable until the earlier of their normal expiry date and one year after the termination date.

Special Committee

The independent directors on the Special Committee are Mark Bristow (Chairman), Patrick Bartlett, Rene Carrier and Douglas Silver. Members of the Special Committee will receive the same compensation as members of other committees of the Board of Directors. As Chairman of the Special Committee, Mark Bristow will receive $5,000. The other members of the Special Committee will receive $3,000 each.

ARRANGEMENTS BETWEEN ROCKWELL AND FLAWLESS

Flawless Diamonds Trading House (“Flawless”) is a private diamond brokerage that sells diamonds for Rockwell pursuant to a marketing agreement. Flawless was established by Dr. John Bristow, Jeffrey Brenner (Manager of Diamond Marketing and Sales for Rockwell), Hennie Van Wyk (Operations Director for Rockwell) and Joel Kesler (indirect shareholder in Rockwell) in early 2006, following a decision by Rockwell not to establish a brokerage facility. Taking into account recent amendments to the Diamond Act (South Africa), as well as uncertainty regarding the impact of such amendments, the Board of Directors determined that Rockwell should focus solely on production at that time.

In the course of designing its tender system, Flawless conducted a thorough analysis of the advantages and disadvantages of tender systems utilized by other brokerage firms. The system utilized by Flawless is based on many of the same principles and procedures utilized by the highly successful Trans Hex Group, and is specifically tailored to small producers such as Rockwell that require regular cash flow. Under the marketing agreement with Flawless, Rockwell pays a commission to Flawless equal to one percent of the gross value of all diamonds sold by Flawless on Rockwell’s behalf, a commission which is at or near the bottom of the industry average. Rockwell pays no additional or hidden fees to Flawless.

ARRANGEMENTS BETWEEN THE OFFEROR AND ROCKWELL SECURITY HOLDERS

To the knowledge of the directors and officers of Rockwell, there are no agreements, commitments or understandings made or proposed to be made between Pala or the Offeror, on the one hand, and any security holder of Rockwell, on the other, relating to the Offer.

ARRANGEMENTS BETWEEN THE OFFEROR AND ROCKWELL

To the knowledge of the directors and officers of Rockwell, there are no agreements, commitments or understandings made or proposed to be made between Pala or the Offeror, on the one hand, and Rockwell, on the other, relating to the Offer or to the relevant securities in Rockwell.

INTERESTS OF ROCKWELL DIRECTORS AND OFFICERS
IN MATERIAL TRANSACTIONS WITH THE OFFEROR

No directors or officers of Rockwell or their associates, or to the knowledge of the directors or officers after reasonable enquiry, any person who owns more than 10% of the Shares, has any interest in any material transaction to which the Offeror is a party, except Pala. Because the Offeror is an indirect wholly-owned subsidiary of Pala, Pala is considered to be a joint offeror for the Offer under National Policy 62-203 Take-Over Bids and Issuer Bids.

TRADING IN SECURITIES OF ROCKWELL

During the six months preceding the date hereof, none of the directors, officers or other insiders of Rockwell, nor to the knowledge of the directors and officers after reasonable enquiry, any of the associates or affiliates of an insider, affiliates or associates of Rockwell, or any person acting jointly or in concert with Rockwell, traded securities of Rockwell, except as follows:

Common Shares

	Nature of	Date of	Number of	Price per
Shareholder	Trade	Trade	Shares	Share
Pala Investments Holdings Ltd.	Purchase	March 18, 2008	1,836,500	$0.55
	Purchase	April 7, 2008	55,000	$0.48
	Purchase	April 8, 2008	67,500	$0.48
	Purchase	April 9, 2008	117,000	$0.48
	Purchase	April 10, 2008	40,000	$0.48
	Purchase	April 11, 2008	41,000	$0.48
	Purchase	April 15, 2008	182,000	$0.48
	Purchase	May 5, 2008	1,996,500	$0.45
	Sale	May 22, 2008	4,500,000	$0.01

ISSUANCES OF SECURITIES OF ROCKWELL

Except as set forth below, no Shares or securities convertible into Shares have been issued to the directors, officers or other insiders of Rockwell during the two years preceding the date hereof.

Units

On November 22, 2006, Rockwell completed a private placement (the “2006 Private Placement”) of 39,600,000 units having a subscription price of $0.50. Each unit is comprised of one common share and one common share purchase warrant exercisable at any time on or before November 22, 2009, with the option to exercise at $0.60 expired on November 22, 2007, the option to exercise at $0.80 expiring on November 22, 2008 and the option to exercise at $1.00 expiring on November 22, 2009. Certain directors and officers participated in the 2006 Private Placement as follows:

Name	Number of Units
Mark Bristow	600,000
Rene Carrier	50,000
David Copeland	300,000
Scott Cousens	400,000

On May 9, 2007, Rockwell completed a private placement (the “2007 Private Placement”) of 116,007,154 units having a subscription price of $0.52.

Each unit is comprised of one common share and one common share purchase warrant exercisable at $0.70 any time on or before May 9, 2009. Certain directors and officers participated in the 2007 Private Placement as follows:

Name	Number of Units
Mark Bristow	600,000
Rene Carrier	50,000
David Copeland	300,000
Scott Cousens	400,000

Options

Rockwell has granted options to certain directors and officers during the two years preceding the date of this Circular, as follows:

	Date of	Number of	Exercise	Expiry
Name	Grant	Options	Price	Date
John Bristow	Sept. 24, 2007	600,000	$0.62	Sept. 24, 2012
	June 20, 2008	300,000	$0.45	June 20, 2011
Mark Bristow	Sept. 24, 2007	450,000	$0.62	Sept. 24, 2012
Rene Carrier	Sept. 24, 2007	300,000	$0.62	Sept. 24, 2012
David Copeland	Sept. 24, 2007	500,000	$0.62	Sept. 24, 2012
Scott Cousens	Sept. 24, 2007	450,000	$0.62	Sept. 24, 2012
Dominique de la Roche	July 10, 2007	300,000	$0.68	July 10, 2010
	June 20, 2008	200,000	$0.45	June 20, 2011
Douglas Silver	Sept. 24, 2007	300,000	$0.62	Sept. 24, 2012
Trevor Thomas	Sept. 24, 2007	15,000	$0.62	Sept. 24, 2012

MATERIAL CHANGES IN THE AFFAIRS OF ROCKWELL

Except as described herein or as otherwise publicly disclosed, none of the directors or officers of Rockwell are aware of any information that indicates any material change in the affairs of Rockwell since the date of the last published financial statements of Rockwell.

BIOGRAPHICAL INFORMATION ON MANAGEMENT TEAM

The following is a brief biography of each of Rockwell’s directors and executive officers which includes a description of each individual’s credentials and recent professional experience.

David J. Copeland - Chairman of the Board of Directors

David Copeland is a geological engineer who graduated with a degree in economic geology from the University of British Columbia. With over 30 years of experience, Mr. Copeland has undertaken assignments in a variety of capacities in mine exploration, discovery and development throughout the South Pacific, Africa, South America and North America. His principal occupation is president and director of CEC Engineering Ltd., a consulting engineering firm that directs and co-ordinates advanced technical programs for exploration on behalf of companies for which Hunter Dickinson Services Inc. provides services. He is also a director of Hunter Dickinson Services Inc.

Dr. John Bristow - President, Chief Executive Officer, Chief Operating Officer and Director

Dr. Bristow, Ph.D., has over 30 years experience in the diamond business, initially with De Beers and most recently as chief executive officer of Kalahari Diamonds, plc, which successfully merged with Petra Diamonds in 2005. In 1998, Dr. Bristow played a key role in listing alluvial diamond producer Gem Diamond Mining Corporation on the

JSE. Mvelaphanda Diamonds (Proprietary) Limited subsequently acquired a controlling interest in Gem prior to merging with the Trans Hex Group, South Africa’s largest publicly listed diamond producer, in 2000. Dr. Bristow has considerable African and international experience in the exploration, evaluation and mining of kimberlite and alluvial diamond deposits.

Dominique De La Roche - Chief Financial Officer and Director

Dominique de la Roche is a Chartered Accountant with an Honours Degree in Accounting Sciences and Higher Diploma in Tax from the University of South Africa. He completed his articles at Price Waterhouse, and subsequently worked for Vaal Reefs Exploration & Mining Company (Anglo American), Standard Corporate and Merchant Bank in Johannesburg, and BCL (Ltd) in Botswana and was financial director at Kairos Industrial Holdings/Witbank Brickworks. Mr. de la Roche has extensive operational experience in the senior and junior mining sectors, finance and corporate environments, as well as expertise in the South African mining taxation regime. He has gained past working experience in mining activities and legislative environments within different southern African countries.

Dr. Patrick S. Bartlett - Director

Dr. Bartlett holds a BSc Honours degree from Rhodes University, and MSc in Minerals Exploration from London University, a BA in Economics and Communications from the University of South Africa, and a PhD in Mining Engineering from the University of Pretoria. He worked for De Beers for some 38 years and during that time gained experience in the evaluation and development of West Coast alluvial diamond deposits, undertook feasibility work of the Jwaneng mine in Botswana and other diamond mines, was the lead geologist of the Kimberley Central Mines, and later was the Chief geologist of the Cullinan diamond mine. Dr. Bartlett has extensive experience in grade control, size frequency analysis and mineral resource management, and processing and recovery methods as applied to diamond deposits. He is an internationally recognized expert on block cave mining methods and since his retirement from De Beers in 2003, he has provided consulting services to many of the world’s leading diamond and base metal mining companies.

Dr. Mark Bristow – Director

Dr. Bristow has 20 years experience in exploration, development, project and corporate finance and management in the mining sector in Africa. From 1992 to 1995, Dr. Bristow had executive responsibility for the exploration and new business activities of Randgold & Exploration. In August 1995, he was appointed managing director and subsequently, in October 1995, chief executive officer of Randgold Resources, which he helped establish as Randgold & Exploration’s international mining and exploration subsidiary and subsequently built into an independent, public gold mining and exploration company which is listed on the London Stock Exchange and NASDAQ. He has been a director of Harmony Gold Mining Company Limited; Durban Roodepoort Deep, Limited; Blyvooruitzicht Gold Mining Company Limited; Buffelsfontein Gold Mines Limited; and The Grootvlei Proprietary Mines Limited and, until recently, AFPLATS Plc. He is also a fellow of the Geological Society of South Africa and he holds a PhD in geology from Natal University.

Rene G. Carrier - Director

Rene Carrier is a past Vice-President of Pacific International Securities Inc. where he worked for ten years, until 1991. Since that time he has been President of Euro-American Capital Corporation, a private company which specializes in restructuring, administration, and raising venture capital finds for junior companies.

Scoff Cousens - Director

Scott Cousens provides management, technical and financial services to a number of publicly traded companies. Mr. Cousens’ focus since 1991 has been the development of relationships within the international investment community. Through substantial financings and subsequent corporate success he has established strong ties with North American, European and Asian investors.

Douglas B. Silver - Director

Douglas Silver, the president and owner of Balfour Holdings Inc., holds a Bachelor of Geology and Zoology degree from the University of Vermont and a Masters degree in Economic Geology from the University of Arizona. Mr. Silver, who is based in Englewood, Colorado, has had twenty years of professional experience in the base and precious metals industry ranging from exploration geology to activities in the areas of corporate business development, capital raising and investor relations.

OTHER INFORMATION

Except as disclosed herein, there is no information that is known to the directors that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

ALTERNATIVES TO THE OFFER

Except as disclosed herein, there are no transactions, directors’ resolutions, agreements in principle or signed contracts of Rockwell in response to the Offer.

Except as disclosed herein, there are no negotiations currently underway in response to the Offer which relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Rockwell or a subsidiary, (b) the purchase, sale or transfer of a material amount of assets by Rockwell or a subsidiary, (c) a competing take-over bid, (d) a bid by Rockwell for its own securities or for those of another issuer, or (e) any material change in the present capitalization or dividend policy of Rockwell.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Rockwell with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Circular constitute forward-looking statements (as defined in applicable securities legislation) and are prospective in nature. These statements are related to future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. Statements concerning resource estimates also may be deemed to be forward-looking statements in that they involve predictions of the mineralizations that will be encountered if and when a deposit is developed and mined. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements including, without limitation:

  uncertainty of production at Rockwell’s mineral exploration properties;

  risks related to Rockwell’s ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

  uncertainty of capital costs, operating costs, production and economic returns;

  risks related to Rockwell’s ability to finance the development of its mineral properties;

  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of Rockwell’s mineral deposits;

  commodity price fluctuations;

  currency fluctuations;

  risks related to governmental regulations, including environmental regulations;

  risks related to reclamation activities on Rockwell’s properties;

  Rockwell’s ability to attract and retain qualified management;

  mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in production; and

  increased competition in the mining industry.

The Board of Directors believe that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements speak only as of the date of this Circular. The Board of Directors do not intend, and do not assume any obligations, to update these forward-looking statements.

INFORMATION REGARDING PALA

Certain information herein relating to Pala, the Offeror and the Offer has been derived from the Pala Circular and other public sources. While the Board of Directors has no reason to believe that such information is inaccurate or incomplete, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information. You are urged to read the Pala Circular.

NOTE CONCERNING RESOURCE CALCULATIONS

Information in this Circular and Rockwell’s disclosure documents filed with securities regulatory authorities concerning mineral properties has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Without limiting the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. U.S. investors are advised that, while such terms are recognized and required by Canadian securities laws, the U.S. Securities and Exchange Commission (the “SEC”) does not recognize them. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, U.S. investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of contained ounces is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report resources as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in these documents may not be comparable to information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

APPROVAL OF THE CIRCULAR

David Copeland, P.Eng., a qualified person under National Instrument 43-101, who is the chairman and a Director of Rockwell, has reviewed and approved this Circular. The contents and sending of this Circular have been approved by the Board of Directors.

Dated September 19, 2008.

GLOSSARY

In this circular, unless the context otherwise requires:

“affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia);

“associate” has the meaning ascribed thereto in the Securities Act (British Columbia);

“Board of Directors” means the board of directors of Rockwell;

“Circular” means this directors’ circular dated September 19, 2008;

“Code” means the Securities Regulation Code or Takeovers and Mergers (South Africa);

“Flawless” means Flawless Diamonds Trading House (“Flawless”);

“JSE” means the Johannesburg Securities Exchange, a securities exchange operated by JSE Limited in Johannesburg, South Africa;

“Offer” means the offer made by Pala to acquire indirectly, through the Offeror, all of the outstanding Shares for $0.36 per share in cash, upon the terms and subject to the conditions set forth in the Pala Circular and accompanying letter of acceptance and transmittal and notice of guaranteed delivery of the Offeror dated September 9, 2008;

“Offeror” means 0833824 B.C. Ltd., an indirect wholly-owned subsidiary of Pala incorporated under the laws of British Columbia;

“Pala” means Pala Investments Holdings Limited, a corporation incorporated under the laws of Jersey;

“Pala Circular” means the take-over bid circular of September 9, 2008 that accompanies the offer by Pala to acquire indirectly all of the outstanding Shares;

“RBC” means RBC Dominion Securities Inc., the independent financial advisor to the Special Committee;

“Rockwell” means Rockwell Diamonds Inc., a corporation incorporated under the laws of British Columbia;

“SEC” means the U.S. Securities and Exchange Commission;

“Shares” means the common shares of Rockwell;

“Shareholders” means the holders of Shares;

“Special Committee” means the special committee of independent directors that the Board of Directors established to review and consider the Offer;

“SRP” means the South African Securities Regulation Panel;

“subsidiary” has the meaning ascribed thereto in the Securities Act (British Columbia); and

“Warrants” means warrants to purchase Shares.

CONSENT OF RBC DOMINION SECURITIES INC.

We hereby consent to the references to the opinion dated September 18, 2008 of our firm in the circular of the Board of Directors of Rockwell Diamonds Inc. dated September 19, 2008 (the “Circular”) and to the inclusion of and references to the foregoing opinion in the Circular.

Dated the 19th day of September, 2008.

(Signed) “RBC Dominion Securities Inc.”

AUDITOR’S CONSENT

We hereby consent to the inclusion of our report to the shareholders of Rockwell Diamonds Inc. (“Rockwell”) on the consolidated balance sheets of Rockwell as at February 29, 2008 and May 31, 2007 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the nine month period ended February 29, 2008 and the years ended May 31, 2007 and 2006 in the circular of the Board of Directors of Rockwell.

“Davidson & Company LLP”
Vancouver, Canada	Chartered Accountants
September 19, 2008

CERTIFICATE

DATED: September 19, 2008

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors,

(Signed) DAVID COPELAND	(Signed) MARK BRISTOW
Chairman of the Board of Directors	Chairman of the Special Committee

SCHEDULE A

OPINION OF RBC DOMINION SECURITIES INC.

A-1

September 18, 2008

The Special Committee of the Board of Directors
Rockwell Diamonds Inc.
1020 – 800 West Pender Street
Vancouver, British Columbia V6C 2V6

To the Special Committee:

     RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Pala Investments Holdings Limited (“Pala”), through its indirect wholly-owned subsidiary 0833824 B.C. Ltd., has made an offer (the “Offer”) to purchase all of the outstanding common shares (the “Shares”) of Rockwell Diamonds Inc. (the “Company”) other than any Shares owned directly or indirectly by Pala and its affiliates at a price of C$0.36 in cash per Share. The terms of the Offer are more fully described in a take-over bid circular dated September 9, 2008 (the “Circular”), which has been mailed to holders of Shares (the “Shareholders”) in connection with the Offer.

     RBC also understands that a committee (the “Special Committee”) of independent directors of the board of directors of the Company (the “Board”) has been constituted to consider the Offer and make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Offer, including the preparation and delivery to the Special Committee of its opinion as to the fairness of the consideration offered under the Offer from a financial point of view to the Shareholders other than Pala and its affiliates (the “Opinion”). RBC has not prepared a valuation of the Company or any of its securities or assets and the Opinion should not be construed as such.

Engagement

     The Special Committee initially contacted RBC regarding a potential advisory assignment on September 2, 2008, and RBC was formally engaged by the Special Committee through an agreement between the Company and RBC dated September 5, 2008 (the “Engagement Agreement”). The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Opinion in its entirety and a summary thereof in the directors’ circular to be mailed to Shareholders (the “Directors’ Circular”) and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and in South Africa.

     RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company or any of its respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or the Offer.

Credentials of RBC Capital Markets

     RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

     In connection with our Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the Circular;

2.	the most recent draft, dated September 18, 2008, of the Directors’ Circular (the “Draft Directors’ Circular”);

3.	audited financial statements of the Company for the nine months ended February 29, 2008 and each of the years ended May 31, 2007 and 2006;

4.	the unaudited interim report of the Company for the quarter ended May 31, 2008;

5.	annual reports of the Company for the nine months ended February 29, 2008 and the year ended May 31, 2007;

6.

the Notice of Annual General Meeting of Shareholders and Management Information Circular of the Company for the nine months ended February 29, 2008 and the Notice of Annual and Special General Meeting of Shareholders and Management Information Circular of the Company for the year ended May 31, 2007;

7.	annual information form of the Company for the nine months ended February 29, 2008;

8.

historical unaudited segmented financial statements of the Company by mining project for the nine months ended February 29, 2008 and the year ended May 31, 2007, and unaudited segmented financial statements for the period ended July 31, 2008;

9.	unaudited projected financial statements for the Company on a consolidated basis and segmented by project prepared by management of the Company for the years ending February 28, 2009 through 2030;

10.

the Technical Report on the Klipdam and Holpan Alluvial Diamond Properties, Barkly West District the Republic of South Africa for Rockwell Diamonds Inc., as prepared by Explorations Unlimited and dated May 31, 2008;

11.

the Revised Technical Report on the Wouterspan Alluvial Diamond Property, Herbert District the Republic of South Africa for Rockwell Diamonds Inc., as prepared by Explorations Unlimited and dated February 28, 2008;

12.

the Technical Report on the Makoenskloof Alluvial Diamond Property, Herbert District the Republic of South Africa for Rockwell Diamonds Inc., as prepared by Explorations Unlimited and dated September 17, 2007;

13.	the Technical Report on the Alluvial Diamond Deposits of the Kwango River in the South West of the Democratic Republic of the Congo, as prepared by DDA Consulting Services and dated April 30, 2006;

14.	the National Instrument 43-101F Technical Advisors Report on Trans Hex Group Limited’s Middle Orange River Operations, South Africa, as prepared by Venmyn Rand (Pty) Limited and dated April 4, 2006;

15.	the corporate presentation, as prepared by management of the Company and dated June 2008;

16.	discussions with senior management of the Company;

17.	discussions with the Company’s and Special Committee’s legal counsels;

18.	site visits to certain of the Company’s facilities;

19.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

20.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

21.	public information regarding the global diamond and diamond mining industries;

22.

representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Opinion is based; and

23.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

     RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as part of a due diligence review, RBC did not meet with the auditors of the Company and has assumed the accuracy and fair presentation of and relied upon the consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

     With the Special Committee’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

     Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Offer necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

     In preparing the Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided or incorporated by reference in the Circular and Draft Directors’ Circular with respect to the Company, its respective subsidiaries and affiliates and the Offer is accurate in all material respects.

     The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offer.

     The Opinion has been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC. The Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Opinion.

     RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to any Shareholder as to whether to tender their Shares to the Offer.

Conclusion

     Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration offered under the Offer is inadequate from a financial point of view to the Shareholders other than Pala and its affiliates.

Yours very truly,

RBC DOMINION SECURITIES INC.

SCHEDULE B

CONSOLIDATED FINANCIAL STATEMENTS

B-1

DAVIDSON & COMPANY LLP	Chartered Accountants	A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Shareholders of
Rockwell Diamonds Inc.

We have audited the accompanying consolidated balance sheets of Rockwell Diamonds Inc. (the “Company”) as at February 29, 2008 and May 31, 2007 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the nine month period ended February 29, 2008 and the years ended May 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at February 29, 2008 and May 31, 2007 and the results of its operations and its cash flows for the nine month period ended February 29, 2008 and the years ended May 31, 2007 and 2006 in accordance with Canadian generally accepted accounting principles.

As described in Note 16 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainly in Income Taxes – an interpretation of FASB Statement No. 109”, on June 1, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of February 29, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 20, 2008 expressed an unqualified opinion on the Company’s effectiveness of internal control over financial reporting.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

May 20, 2008

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172

DAVIDSON & COMPANY LLP	Chartered Accountants	A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Shareholders of Rockwell Diamonds Inc.

We have audited Rockwell Diamonds Inc.’s (the “Company”) internal control over financial reporting as of February 29, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 29, 2008, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of February 29, 2008 and May 31, 2007 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the nine month period ended February 29, 2008 and the years ended May 31, 2007 and 2006 and our report dated May 20, 2008 expressed an unqualified opinion on those consolidated financial statements.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

May 20, 2008

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6
Telephone (604) 687-0947 Fax (604) 687-6172

(Formerly Rockwell Ventures Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED MAY 31, 2007 AND 2006,
AND NINE MONTHS ENDED FEBRUARY 29, 2008
(Expressed in Canadian Dollars)

ROCKWELL DIAMONDS INC.
Consolidated Balance Sheets
(Expressed in Canadian Dollars)

	February 29 2008	May 31 2007
ASSETS

Current assets
Cash	$19,623,847	$32,626,376
Amounts receivable	631,446	1,724,418
Restricted cash (note 15(a))	13,335,124	15,642,120
Trade receivable from a related party (note 11)	593,434	839,253
Diamond inventory and supplies (note 5)	3,465,853	2,604,684
Prepaids and deposits	946,858	2,705,721
	38,596,562	56,142,572

Property, plant and equipment (note 6)	64,831,636	44,790,441
Mineral property interests (note 7)	25,247,937	24,121,855
Other assets and deposits	3,200,112	3,513,449
Reclamation deposits (note 9)	1,816,877	1,038,066

	$133,693,124	$129,606,383

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$4,420,212	$4,460,922
Amounts owing pursuant to acquisition (note 7)	294,402	13,842,809
Due to related parties (note 11)	49,604	1,609,301
Income taxes	890,332	1,677,787
Current portion of capital lease obligations (note 8)	6,847,751	7,808,955
	12,502,301	29,399,774

Long-term liabilities
Capital lease obligations (note 8)	7,955,548	9,294,581
Future income taxes (note 12)	12,430,100	11,978,860
Reclamation obligation (note 9)	1,755,820	1,361,557
	22,141,468	22,634,998

Non-controlling interest (note 7)	11,934,548	5,978,769

Shareholders' equity
Share capital (note 10)	112,095,390	88,903,530
Warrants (note 10(c))	1,693,197	1,693,197
Contributed surplus	2,332,882	599,749
Deficit	(29,006,662)	(19,603,634)
	87,114,807	71,592,842
Nature and continuance of operations (note 1)
Subsequent events (note 15)
Contingencies and commitments ( notes 7 and 14)

	$133,693,124	$129,606,383

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Dr. John Bristow	/s/ Dominique de la Roche

Dr. John Bristow	Dominique de la Roche
Director, Chief Executive Officer	Director, Chief Financial Officer

ROCKWELL DIAMONDS INC.
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in Canadian Dollars)

	Nine months ended
	February 29	Years ended May 31
	2008	2007	2006

Revenue
Rough diamonds sales (note 11(h))	$35,863,214	$8,117,647	$–
Contract diamond sales (note 11(h))	174,892	1,967,889	–
Other sales	111,202	17,792	–
	36,149,308	10,103,328	–
Cost of sales
Cost of rough diamonds sales	(22,581,613)	(7,206,389)	–
Cost of contract diamond sales	(148,658)	(1,768,353)	–
Amortization and depletion	(6,533,941)	(2,074,415)	–
Operating profit	6,885,096	(945,829)	–

Expenses
Accretion of reclamation obligation (note 9)	464,316	55,471	–
Exploration	604,169	1,371,351	307,390
Foreign exchange gain	(751,315)	(3,580,364)	(46,881)
Interest on capital leases	1,289,385	433,125	–
Interest expense	270,976	103,031	–
Legal, accounting and audit	790,725	691,759	175,782
Office and administration	2,697,077	2,993,453	489,014
Property investigations	–	–	399,006
Shareholder communications	198,985	200,574	32,129
Stock-based compensation - exploration (note 10(b))	514,892	41,372	36,415
Stock-based compensation - administration (note 10(b))	1,311,423	38,251	47,101
Travel and conferences	654,705	666,194	132,647
Transfer agent	544,232	176,530	20,843
	8,589,570	3,190,747	1,593,446
Other items
Gain on sale of marketable securities	–	–	(56,585)
Write-off of amounts receivable	18,360	224,942	–
Loss on disposal of equipment	402,411	94,621	–
Interest income	(1,118,396)	(372,149)	(2,172)
Convertible note accretion expense	–	2,363,808	–
Loss on early extinguishment of convertible promissory notes	–	137,957	–
Write-down of mineral property interests	–	–	46,856
Write-down of marketable securities	–	1	19,128
	(697,625)	2,449,180	7,227

Loss before income taxes	1,006,849	6,585,756	1,600,673
Income tax expense (note 12)	179,290	–	–
Future income tax (recovery) expense (note 12)	2,261,110	(635,773)	–
Loss before non-controlling interest	3,447,249	5,949,983	1,600,673
Non-controlling interest	5,955,779	415,159	–
Loss for the period	9,403,028	6,365,142	1,600,673

Other comprehensive loss	–	–	–
Total Comprehensive Loss	$9,403,028	$6,365,142	$1,600,673

Basic and diluted loss per common share	$0.05	$0.11	$0.07

Weighted average number of
common shares outstanding	196,428,551	55,418,242	23,640,123

The accompanying notes are an integral part of these consolidated financial statements.

ROCKWELL DIAMONDS INC.
Consolidated Statements of Shareholders' Equity
(Expressed in Canadian Dollars)

	Nine months ended February 29		Year ended May 31		Year ended May 31
		2008		2007		2006

	Number of		Number of		Number of
Share capital	shares		shares		shares
Balance at beginning of the period	186,976,219	$88,903,530	23,694,776	$11,857,649	23,613,943	$11,815,792
Share purchase options exercised at $0.32 per share	–	–	–	–	27,500	8,800
Share purchase options exercised at $0.40 per share	107,917	43,167	9,167	3,734	3,333	1,333
Share purchase options exercised at $0.42 per share	145,000	60,900	–	–	–	–
Private placement November 2006, net of issue costs at $0.47 per share	–	4,160	42,000,000	19,784,230	–	–
Private placement May 2007, net of issue costs at $0.47 per share	–	–	116,007,154	54,184,270	–	–
Private placement January 2008, net of issue costs at $0.60 per share	24,101,526	13,860,916	–	–	–	–
Interest consideration for convertible promissory at $0.60 per share notes	–	–	1,734,127	1,045,000	–	–
Interest consideration for credit facility at $0.61 per share	–	–	1,939,562	1,182,869	–	–
Interest consideration for loan at $0.55 per share	–	–	497,993	273,896	–	–
Commission consideration for private placement at $0.52 per share	–	–	1,093,440	568,588	–	–
Commission consideration for private placement at $0.60 per share	500,000	300,000	–	–	–	–
Warrants exercised at $0.40 per share	–	–	–	–	50,000	20,000
Warrants exercised at $0.60 per share	2,400,000	1,440,000	–	–	–	–
Consideration for acquisition of property net of issue cost at $0.78 per share (note 7)	7,848,663	6,081,842	–	–	–	–
Consideration for property finders fees at $0.78 per share (note 7)	1,676,529	1,307,693	–	–	–	–
Fair value of stock options allocated to shares issued on exercise	–	93,182	–	3,294	–	11,724
Balance at end of the period	223,755,854	$112,095,390	186,976,219	$88,903,530	23,694,776	$11,857,649

Warrants
Broker warrants issued as consideration for private placement		1,693,197		1,693,197		–
		$1,693,197		$1,693,197		$–

Contibuted surplus
Balance at beginning of the period		599,749		523,420		451,628
Stock-based compensation (note 10(b))		1,826,315		79,623		83,516
Fair value of stock options allocated to shares issued on exercise		(93,182)		(3,294)		(11,724)
Balance at end of the period		$2,332,882		$599,749		$523,420

Deficit
Balance at beginning of the period		(19,603,634)		(13,238,492)		(11,637,819)
Loss for the period		(9,403,028)		(6,365,142)		(1,600,673)
Balance at end of the period		$(29,006,662)		$(19,603,634)		$(13,238,492)

TOTAL SHAREHOLDERS' EQUITY		$87,114,807		$71,592,842		$(857,423)

The accompanying notes are an integral part of these consolidated financial statements.

ROCKWELL DIAMONDS INC.
Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)

	Nine months ended
	February 29	Years ended May 31
Cash provided by (applied to):	2008	2007	2006

Operating activities
Loss for the period	$(9,403,028)	$(6,365,142)	$(1,600,673)
Items not affecting cash
Accretion of reclamation obligation	464,316	55,471	–
Amortization and depletion	4,460,323	1,196,682	–
Amortization of capital lease equipment	2,073,618	877,733	–
Gain on sale of marketable securities	–	–	(56,585)
Write-off of amounts receivable	18,360	224,942	–
Write-down of marketable securities	–	1	19,128
Write-down of mineral property interests	–	–	46,856
Loss on early extinguishment of convertible promissory note	–	137,957	–
Non cash convertible note accretion and interest expense	–	2,363,808	–
Stock-based compensation (note 10(b))	1,826,315	79,623	83,516
Unrealized foreign exchange gain	(2,967,105)	(3,320,085)	–
Loss on disposal of equipment	402,411	94,621	–
Future income tax (recovery) expense (note 12)	2,261,110	(635,773)	–
Provision for site reclamation	230,622	(474,024)	–
Non-controlling interest	5,955,779	415,159	–
Changes in non-cash working capital items
Accounts receivable	1,074,612	(920,522)	(23,244)
Amounts due to and from related parties	245,819	6,074,609	–
Inventory	(861,169)	(508,110)	–
Prepaids and deposits	1,758,863	(2,672,073)	–
Accounts payable and accrued liabilities	(40,710)	(3,485,300)	137,624
Income taxes	(787,455)	(872,950)	–
Cash provided by (used in) operating activities	6,712,681	(7,733,373)	(1,393,378)

Investing activities
Acquisition of Durnpike Investments (Pty) Limited, net of cash acquired (note 7 (a))	–	(8,293,413)	–
Overdraft assumed on acquisition of Durnpike Investments, net	–	(1,201,297)	–
Restricted cash (note 15(a))	–	(15,642,120)	–
Proceeds received on sale of marketable securities	–	–	146,970
Mineral property acquisitions	600,661	(527,328)	–
Purchase of equipment	(21,603,785)	(6,453,942)	–
Proceeds received on disposal of equipment	1,034,620	263,010	–
Other assets and deposits	313,337	(3,481,259)	–
Reclamation deposits	(778,811)	(63,760)	–
Cash provided by (used in) investing activities	(20,433,978)	(35,400,109)	146,970

Financing activities
Principal repayments under capital lease obligations	(5,964,113)	(2,678,965)	–
Common shares and warrants issued for cash, net of issue costs	15,709,143	76,234,018	30,133
Amounts received (paid) to related parties	(1,559,697)	(872,735)	1,055,629
Amounts paid pursuant to property acquisition	(7,466,565)	2,885,509	–
Repayment of credit facility	–	(11,000,000)	–
Credit facility	–	11,000,000	–
Repayment of convertible promissory notes	–	(9,500,000)	–
Issuance of convertible promissory notes	–	9,500,000	–
Repayment of loans payable to related parties	–	(12,474,500)	–
Loans payable to related parties	–	12,474,500	–
Cash provided by financing activities	718,768	75,567,827	1,085,762

Increase (decrease) in cash during the period	(13,002,529)	32,434,345	(160,646)

Cash, beginning of period	32,626,376	192,031	352,677

Cash, end of period	$19,623,847	$32,626,376	$192,031

Interest paid during the period	$–	$103,031	$–
Interest received	$1,118,396	$372,149	$–
Income taxes paid during the period	$787,455	$872,950	$–

Supplemental disclosure of non-cash investing and financing activities:
Issuance of warrants - consideration for private placement	$–	$1,693,197	$–
Issuance of common shares - consideration for private placement	$300,000	$568,588	$–
Issuance of common shares - interest on convertible promissory notes	$–	$1,045,000	$–
Issuance of common shares - interest on credit facility	$–	$1,456,764	$–
Issuance of commons shares as consideration for acquisition of property (note 7)	$6,081,842	$–	$–
Issuance of common shares as consideration for property finders fees (note 7)	$1,307,693	$–	$–
Fair value of stock options allocated to shares issued upon exercise	$93,182	$3,295	$11,724
Equipment acquired under capital lease (note 6)	$6,408,382	$7,316,459	$–

The accompanying notes are an integral part of these consolidated financial statements.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Rockwell Diamonds Inc. (the “Company”) is incorporated under the British Columbia Business Corporations Act (formerly the Company Act of British Columbia), and is engaged in the business of diamond production, and the acquiring and exploring natural resource properties. The Company’s principal mineral property interests are located in South Africa.

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. In December 2007, the Company’s Board of Directors approved a resolution to change the Company’s year end from May 31, 2008 to February 29, 2008.

During the year, the Company listed with the Toronto Stock Exchange (“TSX”) and also had a listing on the Johannesburg Stock Exchange (“JSE”).

The Company has estimated that it will have adequate funds from existing working capital to meet its corporate, operational, development, administrative and property obligations for the coming year. The Company will periodically need to obtain additional financing, and while it has been successful in the past, there can be no assurance that it will be able to do so in the future.

The recoverability of the amounts shown for the Company’s mineral property interests, property, plant and equipment and inventory is dependent upon the existence of economically recoverable mineral resources and future profitable production or proceeds from the disposition of the mine. The Company’s continuing operations are also dependent upon the discovery and existence of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete the exploration and development of its mineral property interests, and upon future profitable production or proceeds from the disposition of its mineral property interests.

These consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

2.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation. Certain comparative information has been reclassified to conform to the presentation adopted in the current period.

3.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Cash and equivalents

Cash and equivalents consist of cash and highly liquid investments, having maturity dates of three months or less from the date of purchase, that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. At February 29, 2008, of the

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

$19,623,847 (May 31, 2007 - $32,626,376) cash and equivalents held by the Company, $15,698,068 (ZAR 124,095,041) were held in South African Rand (“ZAR”), $35,772 ($16,553,541) were held in Chilean Pesos and $9,974 ($10,036) in US Dollars.

(b)	Revenue recognition

Revenue from rough diamond sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the Company’s price to the customer is fixed or determinable and collection of the resulting receivable is reasonably assured.

(c)	Trade accounts receivables

Trade accounts receivables are recorded at the invoiced amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a quarterly basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(d)	Inventory

Rough diamond inventory is recorded at the lower of production cost and net realizable value. Production costs include the cost of consumable materials, direct labour, mine-site overhead expenses and amortization.

Supplies inventory is valued at the lower of average cost and replacement cost.

(e)	Plant and equipment

Plant and equipment are stated at cost less accumulated amortization. Assets are amortized on a straight-line method over the estimated useful lives of the related assets, which are as follows:

Processing plant and equipment	4 – 10 years
Office equipment	6 years
Vehicles and light equipment	5 years

Repairs and maintenance expenditures are charged to operations as incurred. Significant improvements and major replacements which extend the useful life of the asset are capitalized as incurred.

(f)	Reclamation and security deposits

Reclamation and security deposits are recorded at cost.

(g)	Mineral property interests

The acquisition costs of mineral properties are capitalized until the property is placed into production, sold, or abandoned, or when management has determined that there has been an impairment in value. Such acquisition costs are amortized over the estimated life of the property, based on the unit of production method, or written off to operations if the property is abandoned, allowed to lapse, or if there is little prospect of further work being carried out by the Company.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

Mineral property acquisition costs include the cash consideration and the fair market value of common shares, based on the trading price of the shares, on the date of issue or as otherwise provided under the agreed terms for the mineral property interest.

Exploration costs and option payments are expensed in the period incurred.

Administrative expenditures are expensed in the period incurred.

The amount presented for mineral property interests represents costs incurred to date and accumulated acquisition costs, less write-downs, and does not necessarily reflect present or future values.

(h)	Financial instruments

The Company's financial instruments consist of cash, restricted cash, amounts receivable, trade receivables from a related party, reclamation deposit, accounts payable and accrued liabilities, capital lease obligations, amounts owing pursuant to acquisition and balances payable to related parties. It is management's opinion the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

(i)	Site closure and reclamation obligations

The Company accounts for site closure and reclamation costs in accordance with Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3110, “Asset Retirement Obligations” (HB 3110). HB 3110 requires the recognition of any statutory, contractual or other legal obligation related to the retirement of tangible long-lived assets when such obligations are incurred, if a reasonable estimate of fair value can be made.

These obligations are measured initially at fair value and the resulting costs are capitalized to the carrying value of the related asset. In subsequent periods, the liability is adjusted for the accretion of the discount and any changes in the amount or timing of the underlying future cash flows. The asset retirement cost is amortized to operations over the life of the asset. Changes resulting from revisions to the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or a decrease in the carrying amount of the liability, and the related asset retirement cost is capitalized as part of the carrying amount of the related long-lived asset.

(j)	Impairment of long-lived assets

Long-lived assets, including mineral properties, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount and the fair value less costs to sell, and are no longer amortized.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

(k)	Foreign currency translation

All of the Company’s foreign operations are considered integrated.

Monetary assets and liabilities of the Company and its integrated foreign operations are translated into Canadian dollars at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates unless such items are carried at market, in which case they are translated at the exchange rates in effect on the balance sheet date. Revenues, cost of sales and expenses, except amortization, are translated at the average exchange rates for the period. Amortization is translated at the same exchange rate as the assets to which it relates. Gains or losses on translation are recorded in the statement of operations.

(l)	Share capital

Common shares issued for mineral property interests are recorded at their fair market value based upon the trading price of the shares on the Toronto Stock Exchange (“TSX”) on the date of issue or as otherwise provided under the terms of the agreement to issue the shares. Share issue costs are deducted from share capital.

(m)	Stock-based compensation

The Company has a share option plan which is described in note 10(b). The Company records all stock-based payments granted using the fair value method.

Under the fair value method, stock-based payments are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable, and are charged to operations over the vesting period, with an offsetting amount to contributed surplus. Consideration received on the exercise of stock options is recorded as share capital and the related contributed surplus is transferred to share capital.

(n)	Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values, generally using the enacted or substantively enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Future tax assets are recognized to the extent that they are considered more likely than not to be realized. The valuation of future income tax assets is adjusted, if necessary, by the use of a valuation allowance to reflect the estimated realizable amount.

(o)	Loss per share

Basic income (loss) per share is calculated by dividing the loss for the period by the weighted average number of common shares outstanding during the period.

Diluted income (loss) per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding used for the calculation of diluted income (loss) per share assumes that the proceeds receivable upon exercise

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

of dilutive share purchase options and warrants are used to repurchase common shares at the average market price during the period.

Diluted loss per share has not been presented separately as the effect of outstanding options and warrants would be anti-dilutive.

(p)	Use of estimates

The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the impairment of mineral property interests, determination of reclamation obligations and the assumptions used in determining stock-based compensation expense. Actual results could differ from those estimates.

4.	CHANGES IN ACCOUNTING POLICIES

(a)	Newly Adopted Accounting Policies

Effective June 1, 2007, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (“CICA”) relating to financial instruments. These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

(i)	Section 3855 – Financial Instruments – Recognition and Measurement

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006. This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost. Changes in fair value are to be recognized in the statements of operations and comprehensive income, depending on the classification of the related instruments.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item. As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect. Any changes to the fair values of assets and liabilities prior to June 1, 2007 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following categories: held for trading, held-to-maturity and available-for-sale financial assets. Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification:

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

  Held-to-maturity investments, loans and receivables, and other financial liabilities are initially measured at fair value and subsequently measured at amortized cost. Amortization of premiums or discounts and losses due to impairment are included in current period net earnings.

  Available-for-sale financial assets are measured at fair value. Changes in fair value are included in other comprehensive income until the gain or loss is recognized in income.

  Held for trading financial instruments are measured at fair value. All gains and losses are included in net earnings in the period in which they arise.

  All derivative financial instruments are measured at fair value, even when they are part of a hedging relationship. Changes in fair value are included in net earnings in the period in which they arise, except for hedge transactions which qualify for hedge accounting treatment in which case gains and closes are recognized in other comprehensive income.

On adoption of the standards on June 1, 2007, the Company’s outstanding financial assets and liabilities were recognized and measured in accordance with the new requirements as if these requirements had always been in effect. However, no adjustments to opening deficit or opening accumulated other comprehensive income were required.

In accordance with this new standard, the Company has classified its financial instruments as follows:

  Cash and restricted cash are classified as held for trading financial; instruments and are measured at fair value due to their short term nature and availability for prompt liquidation.

  Amounts receivables and trades receivable from a related party are classified as loans and receivables and are measured initially at fair value and subsequently measured at amortized cost.

  Accounts payable and accrued liabilities, amounts owing pursuant to acquisition and balances payable to related parties are classified as other financial liabilities and are measured initially at fair value and subsequently measured at amortized cost.

  Reclamation deposits invested in interest bearing money market linked investments are classified as available-for-sale securities and are carried at fair market value, with the unrealized gain or loss recorded in shareholders’ equity as a component of other comprehensive income. During the period there were no unrealized gains or losses relating the reclamation deposits as the carrying amounts approximate the fair value. Previously, reclamation deposits were carried at cost, less provision for other than a temporary decline in value.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

(ii)	Section 3865 – Hedges.

This new standard specifies the circumstances under which hedge accounting is permissible and how hedge accounting may be performed. The Company currently does not have any financial instruments which qualify for hedge accounting.

(iii)	Section 1530 – Comprehensive Income.

Comprehensive income is the change in the Company’s shareholder equity that results from transactions and other events from other than the Company’s shareholders and includes items that would not normally be included in net earnings, such as unrealized gains or losses on available-for-sale investments. This standard requires certain gains and losses that would otherwise be recorded as part of net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings. This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements. Accumulated other comprehensive income is presented as a new category in shareholders’ equity. As at February 29, 2008, the Company had no accumulated other comprehensive income and for the period, comprehensive income (loss) equals net loss.

(iv)	Section 1506 - Accounting Changes

This standard establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and correction of errors. As a result, changes in accounting policies are only permitted when required by a primary source of generally accepted accounting principles or when the change will result in more reliable and more relevant information.

(b)	Accounting Policies Not Yet Adopted

	(i)	Section 1535 – Capital Disclosures

This standard requires disclosure of an entity's objectives, policies and processes for managing capital, quantitative data about what the entity regards as capital and whether the entity has complied with any capital requirements and, if it has not complied, the consequences of such non-compliance. This standard is effective for the Company for interim and annual periods relating to fiscal years beginning on or after January 1, 2008, The Company is currently evaluating the effects of adopting this standard.

	(ii)	Financial Instruments – Disclosure (Section 3862) and Presentation (Section 3863)

These standards replace CICA 3861, Financial Instruments – Disclosure and Presentation. They increase the disclosures currently required, which will enable users to evaluate the significance of financial instruments for an entity's financial position and performance, including disclosures about fair value. In addition, disclosure is required of qualitative and quantitative information about exposure to risks arising from financial instruments, including specified minimum disclosures about credit risk, liquidity risk and market risk. The quantitative disclosures must provide information about the extent to which the entity is exposed to risk, based on information provided internally to the entity’s key

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

management personnel. This standard is effective for the Company for interim and annual periods beginning on or after January 1, 2008. The Company expects that its disclosures will be expanded to incorporate the additional requirements.

	(iii)	Amendments to Section 1400 – Going Concern

CICA 1400, General Standards of Financial Statement Presentation, was amended to include requirements to assess and disclose an entity's ability to continue as a going concern. The new requirements are effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The Company is currently evaluating the impact of this new standard.

	(iv)	International Financial Reporting Standards ("IFRS")

In 2006, the Canadian Accounting Standards Board ("AcSB") published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period. In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended December 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

5.	DIAMOND INVENTORY AND SUPPLIES

	As at	As at
	February 29, 2008	May 31, 2007
Rough diamond inventory	$830,780	$644,459
Work in progress	433,074	–
Mine supplies	1,990,699	1,741,412
Fuel, oil and grease	211,300	218,813
Total inventory and supplies	$3,465,853	$2,604,684

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

6.	PROPERTY, PLANT AND EQUIPMENT

	As at February 29, 2008
		Accumulated	Net book
	Cost	amortization	value
Land	$3,936,092	$–	$3,936,092
Processing plant and equipment	35,421,362	1,474,746	33,946,616
Processing plant and equipment under capital lease	27,850,217	2,961,508	24,888,709
Office equipment	815,209	8,476	806,733
Vehicles and light equipment	1,389,566	259,538	1,130,028
Vehicles and light equipment under capital lease	154,323	30,865	123,458
	$69,566,769	$4,735,133	$64,831,636

	As at May 31, 2007
		Accumulated	Net book
	Cost	amortization	value
Land	$3,086,948	$–	$3,086,948
Processing plant and equipment	17,044,142	609,026	16,435,116
Processing plant and equipment under capital lease	24,686,561	870,018	23,816,543
Office equipment	299,072	20,515	278,557
Vehicles and light equipment	1,065,396	43,199	1,022,197
Vehicles and light equipment under capital lease	158,795	7,715	151,080
	$46,340,914	$1,550,473	$44,790,441

7.	MINERAL PROPERTY INTERESTS

	Nine months ended	Year ended
Acquisition Costs	February 29, 2008	May 31, 2007
Durnpike Investments (Pty) Limited
Balance, beginning of period	$24,121,854	$–
Acquisition costs	1,822,138	18,696,487
Financial, legal, advisory, and other fees	4,216	527,328
Site closure and reclamation obligation recognized	230,622	–
Future income tax liability	419,050	5,421,981
Depletion of mineral properties during the period	(1,349,944)	(523,942)
Durnpike Investments (Pty) Limited, end of period	25,247,936	24,121,854
Ricardo Property	1	1
Balance, end of period	$25,247,937	$24,121,855

Title to mining properties involves certain inherent risks due to the difficulties in determining the validity of certain claims as well as the potential for problems arising from the often complicated conveyancing history characteristic of many mining properties. The Company does not have title insurance but has investigated title to its Ricardo mineral property and, to the best of its knowledge and belief, title to its property is in good standing.

(a)	Acquisition of Durnpike Investments (Pty) Limited

On June 30, 2006, the Company entered into an Agreement-in-Principle to acquire interests and/or rights in four alluvial diamond properties in South Africa and the Democratic Republic of

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

Congo. These four properties include the Holpan/Klipdam Property in South Africa, Wouterspan Property in South Africa, Kwango River Project in the Democratic Republic of Congo and Galputs Minerale Project in South Africa.

Subsequently, pursuant to the terms of the Definitive Agreement, the Company acquired all of the shares and loans in Durnpike, a private South African company, from eight vendors (the “Vendors”) for consideration set forth below, payable in common shares of the Company (“Common Shares”) related to the closing price of the Common Shares on the TSX Venture Exchange on the specified dates described below. Durnpike holds an interest in respect of and/or rights in the four alluvial diamond properties.

The Holpan/Klipdam Property and the Wouterspan Property were indirectly owned by the H.C. Van Wyk Diamante Trust (“Van Wyk Trust”), a business trust registered in South Africa. The Van Wyk Trust held 99% of HC Van Wyk Diamonds Ltd (“HCVW”), a private South African company, and 99% of Klipdam Mining Company Limited (“Klipdam”), a private South African company. The remaining 1% of HCVW and Klipdam was owned by nominees of the Van Wyk Trust. HCVW and Klipdam, and were collectively referred to as The Van Wyk Diamond Group of companies (“VWDG”).

On July 7, 2006, Durnpike completed the acquisition of an initial 49% of the issued and outstanding shares of HCVW and 51% of the issued and outstanding shares of Klipdam (the “Acquisition Interest”) for South African Rand (“ZAR”) 50 million ($7.8 million) and agreed to pay an additional ZAR30 million ($4.5 million) to the Van Wyk Trust on July 7, 2007.

To facilitate Durnpike’s payment of ZAR50 million to the Van Wyk Trust on July 7, 2006, the Company advanced a non-interest bearing loan to Durnpike of ZAR50 million (Cdn$7.8 million). This loan is secured by a pledge of Durnpike’s Acquisition Interest. The payment of ZAR30 million was made to the Van Wyk Trust in June 2007.

Durnpike had the option to increase its shareholding in HCVW to a 51% controlling interest by (a) subscribing for additional shares in HCVW for the amount of ZAR1 million ($160,000) and (b) introducing a ZAR24 million ($3.9 million) working capital loan into VWDG. These conditions were met in January 2007.

The Company also entered into an Exchange Agreement with the Van Wyk Trust to acquire the remaining shareholding of VWDG for ZAR60 million ($7.6 million), payable in Common Shares. The Exchange Agreement became effective upon Rockwell completing its listing of the Company’s Common Shares on the JSE. In March 2008, subsequent to the nine months ending February 29, 2008, pursuant to the Exchange Agreement the Company issued Common Shares to the Van Wyk Trust and increased its ownership by 23% to a total of 74% of the VWDG assets.

Pursuant to the Definitive Agreement, the Company:

  acquired from the Vendors all of their shares and loans in Durnpike for consideration of ZAR 39.8 million ($6.1 million), payable in common shares of the Company on the earlier of (i) the date of the JSE listing; and (ii) within approximately 12 months from signature of the Definitive Agreement. By virtue of such acquisition, the Company acquired Durnpike’s interests in the four alluvial diamond properties in South Africa and the Democratic Republic of Congo (“DRC”). The ZAR consideration does not include payment in respect of the Kwango River Project, which payment stands to be made by the Company only when (and if) the feasibility study referred to below has been completed and approved by the board of directors of the Company.

  On November 30, 2007, the Company began trading on the Johannesburg Stock Exchange and hence completed its JSE listing condition. Consequently, the Company issued 7,848,663 Common Shares as settlement of its commitment of ZAR 39.8 million ($6.1 million) and also 1,676,529 Common Shares as finder fees relating to the Durnpike acquisition.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

  will spend US$7 million on a feasibility study on the Kwango River Project by August 31, 2007. This deadline may be extended to February 29, 2008 at no cost and be further extended to December 31, 2008 by payment of US$1 million in Common Shares. As it seems highly unlikely that the deadline of February 29, 2008 will be met, the Company is currently negotiating an extension to such deadline. If the Company wishes to retain the Kwango River Project following completion of the feasibility study, the Company must (i) pay to the Vendors an amount equal to 60% of the net present value of the Kwango River Project Valuation (as determined in terms of the feasibility study and subject to a minimum acquisition cost of US$13 million and a maximum acquisition cost of US$26 million), which payment shall be effected by the issuance of Common Shares and (ii) commit to incur an additional amount of up to US$6 million in expenditures for development of the Kwango River Project within 16 months from the date of completion of the feasibility study. If the Company does not wish to retain the Kwango River Project following completion of the feasibility study, the Definitive Agreement provides for Durnpike being divested of such project on certain terms, with the Company nevertheless retaining 100% of the shares in Durnpike (and therefore the indirect interests in the Holpan/Klipdam, Wouterspan and Galputs properties). In such event, the full and final purchase consideration for Durnpike will be limited to the ZAR Consideration.

  Durnpike’s interest in the Kwango River Project is constituted by an agreement (“Midamines Agreement”) with Midamines SPRL (“Midamines”), the holder of the exploration permit on the Kwango River Project, to act as contractor on behalf of Midamines to manage and carry out exploration and mining. Durnpike will be entitled to an 80% share of the net revenue from the sale of any diamonds produced from the contract area.

  Under the Midamines Agreement, Durnpike agreed to certain minimum royalty payments being made to Midamines. These royalties take the form of a series or recurring annual minimum royalty payments of US$1,200,000 per annum (commencing on December 31, 2007). (As to the enforceability of this commitment in light of developments pertaining to the Midamines Agreement, see note 14 (a)). During the third quarter of fiscal 2008 the Company paid consideration of $600k to Midamines in order to increase the size of the concession.

All of the Common Shares issued to the Vendors pursuant to the acquisition, other than the Common Shares issued to extend the feasibility study deadline, will be held in escrow for at least nine months from the date of issuance, provided that a limited portion of those escrowed Common Shares may be released to enable the Vendors to meet certain specified obligations.

On January 31, 2007, all the conditions precedent to implementation of the Acquisition as per the Definitive Agreement were fulfilled. The Company also received the necessary regulatory approvals in Canada and South Africa. As provided for in the Definitive Agreement, the Company executed an agreement in relation to the acquisition of control of the mineral rights

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

relating to the Galputs Minerale Project. To date the Company is still awaiting the Department of Minerals and Energy’s (“DME”) final approval relating to the transfer of the shares of Galputs Minerale Project from Virgilia Investments Inc. to the Company.

During the year ended May 31, 2007, a black economic empowerment (“BEE”) group purchased 15% of the VWDG from the Van Wyk Trust for an amount of ZAR 22.5 million (Cdn$3.4 million). Subsequent to the nine months ending February 29, 2008, the BEE group is in the process of increasing its shareholding from 15% to 26% by subscribing for an additional 11% shares in the VWDG. This additional 11% will be at a subscription price of ZAR17.5 million and the BEE group will also inject ZAR10.5 million working capital into the VWDG. The BEE company is African Vanguard Resources (Pty) Ltd., the holding company of Richtrau No 136 (Pty) Ltd

The results of acquired operations have been included in the consolidated financial statements since January 31, 2007, the date of acquisition. The following table summarizes the total purchase consideration of the acquired assets:

	Amount	Amount
	(ZAR)	($)
Cash advanced to fund Durnpike’s acquisition of 51% of VWDG	51,005,000	8,293,413
Cash committed to fund Durnpike’s acquisition of 51% of VWDG	30,000,000	4,878,000
Common shares issuable(1)	43,000,000	6,991,800
Total purchase consideration	124,005,000	20,163,213

(1)The Company has issued consideration in common shares amounting to ZAR39.8 million and the remaining ZAR3.2 million consideration will be issuable upon receiving the DME’s final approval of the Galputs Minerale Project transfer of shares.

The total acquisition price has been allocated to the net assets acquired and liabilities as follows:

	Amount	Amount
	(ZAR)	($)
Cash	593,238	96,460
Receivable and current assets	48,658,813	7,911,923
Inventory	12,894,060	2,096,574
Plant and equipment	202,510,108	32,928,144
Other assets	5,992,042	974,306
Mineral property interests	148,330,065	24,118,469
Bank overdraft	(7,981,287)	(1,297,757)
Accounts payable and accrued liabilities	(72,773,215)	(11,832,925)
Capital lease obligations	(84,854,165)	(13,797,287)
Reclamation obligation	(10,947,787)	(1,780,110)
Future income taxes	(84,200,330)	(13,690,974)
Non controlling interests	(34,216,542)	(5,563,610)
	124,005,000	20,163,213

The allocation of purchase price is based on management’s estimates of the fair value of the assets acquired and liabilities assumed at the date of acquisition, January 31, 2007.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

(b)	Acquisition of Makoenskloof property

In conjunction with the acquisition of Durnpike, HCVW had an option agreement to acquire the Makoenskloof alluvial diamond project. The Makoenskloof property is located on the north bank of the Middle Orange River ("MOR"). As a result of the acquisition of HCVW by Durnpike, and concurrent acquisition of Durnpike by Rockwell, the Company assumed the option to purchase the Makoenskloof property.

In November 2006, HCVW exercised its option to purchase the property and the company that held the mineral rights of the Makoenskloof property. HCVW paid ZAR5.4 million ($880,000) in January 2007 for the property and mining permits. Pursuant to this option exercise, HCVW also entered into a sub-contracting agreement with Folmink Delwery CC to perform bulk sampling commencing in March 2007. In April 2007 HCVW entered into an agreement to purchase ZAR21.3 million (approximately $3 million) in plant and equipment from the sub-contractor and to terminate the sub-contracting arrangement. The Company has paid a total consideration of ZAR19 million ($2.7 million) and is committed to pay the remaining consideration in monthly payments of ZAR500,000 ($63,000). The monthly payments shall incur interest calculated at the prime rate of the Standard Bank of South Africa.

In December 2007, Makoenskloof property was placed on care and maintenance in order for management to evaluate the results of the bulk sampling activities which had taken place up until the end of November 2007.

(c)	Ricardo Property, Chile

The Company holds a 100% interest in certain mineral exploration and exploitation concessions in the Calama Mining District in Chile. The Company continues to maintain the Ricardo Property in good standing.

(d)	Farhom Property, South Africa

On July 30, 2007 H.C. Van Wyk Diamonds acquired 100% of the shares and shareholder loans of Farhom Mining & Construction (Pty) Ltd. for ZAR10 million ($1.5 million). This company holds the mineral rights over the Farhom farm property. This transaction was concluded in terms of an option granted to HCVW on February 24, 2005 and later amended on July 10, 2007.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

8.	CAPITAL LEASE OBLIGATIONS

Included in property, plant and equipment are mining equipment that the Company acquired pursuant to three to four year capital lease agreements.

The Company’s capital lease obligations are with the following financial institutions:

	As at	As at
	February 29, 2008	May 31, 2007
Liebherr Finance	$–	$131,572
ELB Finance	105,418	175,180
Stannic	2,093,869	3,452,954
Wesbank	319,236	557,153
Nedbank	1,842,519	4,383,372
Komatfin	10,442,257	8,403,305
	$14,803,299	$17,103,536

Capital lease obligations as detailed above are secured over plant and equipment and are repayable in monthly installments. Interest is charged at rates linked to the prevailing prime rate of the relative financial institution mentioned above.

Future minimum lease payments are as follows:

As at
February 29, 2008
2009	$8,385,013
2010	6,087,834
2011	2,389,611
Total minimum lease payments	16,862,458
Less interest portion	(2,059,159)
Present value of capital lease obligations	14,803,299
Current portion	(6,847,751)
Non-current portion	$7,955,548

9.	RECLAMATION OBLIGATION

The continuity of the provision for site closure and reclamation costs related to the Holpan, Wouterspan and the Klipdam mines are as follows:

	As at	As at
	February 29, 2008	May 31, 2007
Balance, beginning of period	$1,361,557	$–
Changes during the period:
Site closure and reclamation obligation recognized	230,622	1,306,086
Foreign exchange on reclamation	(300,675)	–
Accretion expense	464,316	55,471

Site closure and reclamation obligations, February 29, 2008	$1,755,820	$1,361,557

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

The estimated amount of the reclamation costs, adjusted for estimated inflation at 9% per year, is $732,688 for the Klipdam mine in the year 2011, $1.3 million for the Holpan mine in the year 2013 and $3.8 million for the Wouterspan mine in the year 2027 and is expected to be spent over periods of approximately three years beginning in 2011, 2013 and 2027. The credit-adjusted risk free rate at which the estimated future cash flows have been discounted is 13%, to arrive at a net present value of $1,755,820. The accretion of $464,316 (2007 – $55,471) is charged to the statement of operations. During the period the Company revised the site closure and reclamation obligation.

As required by regulatory authorities, at February 29, 2008, the Company had cash reclamation deposits totaling $1,816,877 (2007 – $ 1,038,066) comprised of $1,657,489 (2007 – $ 878,678) for the Holpan and Wouterspan mines and $159,388 (2007 – $159,388) for the Klipdam mine. These deposits are invested in interest bearing money market linked investments at rates ranging from 8% to 9.5% .

10.	SHARE CAPITAL

	(a)	Authorized share capital

The Company’s authorized share capital consists of an unlimited number of common shares, without par value, and an unlimited number of preferred shares without par value, of which none have been issued.

	(b)	Share purchase options

The Company has a share purchase option compensation plan approved by the shareholders that allows the Company to grant options for up to 10% of the issued and outstanding shares of the Company at any one time, typically vesting over two years, to its directors, employees, officers, and consultants. The exercise price of each option is set by the Board of Directors at the time of grant and cannot be less than the market price (less permissible discounts) on the Toronto Stock Exchange. Options have a maximum term of five years and typically terminate 30 days following the termination of the optionee’s employment, except in the case of retirement or death.

The continuity of share purchase options for the nine months ended February 29, 2008 is as follows:

	Exercise	May 31			Expired/	February 29
Expiry date	price	2007	Granted	Exercised	cancelled	2008
September 28, 2007	$ 0.40	107,917	–	107,917	–	–
February 29, 2008	$ 0.42	190,000	–	145,000	45,000	–
March 28, 2008	$ 0.50	150,000	–	–	–	150,000
July 10, 2010	$ 0.68	–	300,000	–	–	300,000
September 24, 2012	$ 0.62	–	5,905,500	–	2,500	5,903,000
November 14, 2012	$ 0.63	–	1,114,500	–	5,500	1,109,000
		447,917	7,320,000	252,917	53,000	7,462,000

Weighted average exercise price		$ 0.44	$ 0.62	$ 0.41	$ 0.45	$ 0.62
Weighted average fair value of options granted during the period						$ 0.62

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

As at February 29, 2008, 250,000 of the options outstanding with a weighted average exercise price of $0.57 per share had vested with grantees.

The continuity of share purchase options for the year ended May 31, 2007 is as follows:

	Exercise	May 31			Expired/	May 31
Expiry date	price	2006	Granted	Exercised	cancelled	2007
September 28, 2007	$ 0.40	115,417	–	5,833	1,667	107,917
February 29, 2008	$ 0.42	210,000	–	3,334	16,666	190,000
March 28, 2008	$ 0.50	150,000	–	–	–	150,000
		475,417	–	9,167	18,333	447,917

Weighted average exercise price		$ 0.44	$ –	$ 0.41	$ 0.42	$ 0.44

Weighted average fair value of options granted during the year						$ Nil

As at May 31, 2007, 327,917 of the options outstanding with a weighted average exercise price of $0.40 per share had vested with grantees.

The continuity of share purchase options for the year ended May 31, 2006 is as follows:

	Exercise	May 31			Expired/	May 31
Expiry date	price	2005	Granted	Exercised	cancelled	2006
May 19, 2006	$ 0.32	27,500	–	27,500	–	–
September 28, 2007	$ 0.40	–	126,250	3,333	7,500	115,417
February 29, 2008	$ 0.42	–	210,000	–	–	210,000
March 28, 2008	$ 0.50	–	150,000	–	–	150,000

		27,500	486,250	30,833	7,500	475,417

Weighted average exercise price		$ 0.32	$ 0.44	$ 0.33	$ 0.40	$ 0.44

Weighted average fair value of options granted during the year						$ 0.50

As at May 31, 2006, 38,750 of the options outstanding with a weighted average exercise price of $0.40 per share had vested with grantees.

Using a Black-Scholes option pricing model with the assumptions noted below, the fair values of stock options granted have been reflected in the statement of operations as follows:

	Nine Months ended	Year ended	Year ended
	February 29	May 31	May 31
	2008	2007	2006
Exploration and engineering	$514,892	$41,372	$36,415
Operations and administration	1,311,425	38,251	47,101
Total compensation cost expensed to operations,
with the offset credited to contributed surplus	$1,826,317	$79,623	$83,516

The weighted-average assumptions used to estimate the fair value of options granted are as follows:

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

	2008	2007	2006
Risk free interest rate	4%	4%	4%
Expected life	4.8 years	2 years	2 years
Expected volatility	111%	97%	124%
Expected dividends	nil	nil	nil

(c) Share purchase warrants

The continuity of share purchase warrants (each warrant exercisable into one common share) for the period ended February 29, 2008 is:

Expiry date	November 22, 2008 (i)	May 09, 2009 (ii)	May 09, 2009 (iii)
Exercise price	$0.80	$0.70	$0.70
Balance, May 31, 2007	42,000,000	116,007,154	5,772,000
Issued	–	–	–
Exercised	2,400,000	–	–
Expired	–	–	–
Balance, February 29, 2008	39,600,000	116,007,154	5,772,000

(i)

The share purchase warrants are exercisable over three years with the option to exercise at $0.60 expiring on November 22, 2007, the option to exercise at $0.80 expiring on November 22, 2008 and the option to exercise at $1.00 expiring on November 22, 2009.

(ii)

In May 2007, Rockwell completed a $60 million private placement financing of 116,007,154 million equity Units at $0.52 each with each Unit consisting of one common share and one share purchase warrant exercisable over two years at $0.70. All securities are subject to a four month hold period in Canada which expired on September 10, 2007.

(iii)

In May 2007, the Company issued 5,772,000 broker warrants exercisable over two years at $0.70 expiring on May 9, 2009. Using a Black-Scholes option pricing model, the fair value of the 5,772,000 broker warrants granted in the amount of $1,693,197 have been reflected in the consolidated balance sheet. The weighted-average assumptions used to estimate the fair value of warrants granted were an expected volatility of 97%, expected dividends of nil, expected life of 2 years and risk free rate of 4%.

The continuity of share purchase warrants (each warrant exercisable into one common share) for the year ended May 31, 2007 is:

	November 22,
Expiry date	2007 (i)	May 09, 2009	May 09, 2009
Exercise price (note 10(d and e))	$0.60	$0.70	$0.70

Balance, May 31, 2006	–	–	–
Issued (note 10(d and e))	42,000,000	116,007,154	5,772,000
Exercised	–	–	–
Expired	–	–	–

Balance, May 31, 2007	42,000,000	116,007,154	5,772,000

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

(i)

The share purchase warrants are exercisable over three years with the option to exercise at $0.60 expiring on November 22, 2007, the option to exercise at $0.80 expiring on November 22, 2008 and the option to exercise at $1.00 expiring on November 22, 2009.

The continuity of share purchase warrants (each warrant exercisable into one common share) for the year ended May 31, 2006 is:

	Exercise	May 31				May 31
Expiry date	price	2005	Issued	Exercised	Expired	2006
December 31, 2005	$0.40	8,975,000	–	50,000	8,925,000	–

Weighted average exercise price		$0.40	$–	$0.40	$–	$–

(d)	Private placement, November 2006

In November 2006, Rockwell completed a $21 million private placement of 42 million units at $0.50 per unit, with each unit consisting of one common share and one share purchase warrant exercisable over three years at $0.60 in the first year, $0.80 in the second year and $1.00 in the third year. The third year term of the warrants is subject to the Company achieving Tier 1 status on the TSX Venture Exchange within the first two years. All securities are subject to a four month holding period in Canada expiring on March 23, 2007, and a portion will be subject to additional US resale restrictions in the United States. The Company paid cash commissions of $1,215,770.

(e)	Private placement, May 2007

In May 2007, Rockwell completed a $60 million financing of 116,007,154 million equity Units at $0.52 each with each Unit consisting of one common share and one share purchase warrant exercisable over two years at $0.70. All securities are subject to a four month hold period in Canada expiring September 10, 2007. In addition, the securities have not been, and will not be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company paid cash commissions of $3,877,665, issued 1,093,440 common shares fair valued at $568,588 as compensation to agents as well as 5,772,000 broker warrants fair valued at $1,693,197 to the agents, bringing the total issued common shares to 117,100,594 and total commissions to $6,139,450.

(f)	Private Placement, January 2008

In January 2008 the Company completed a brokered private placement of 24,101,526 Common Shares at a price of $0.60 per share for total proceeds of $13,860,916, net of issue costs. The Company issued 500,000 Common Shares and paid a cash fee of $300,000 as finder’s fees relating to the private placement. All shares issued pursuant to the private placement are subject to a hold period expiring on March 31, 2008.

Proceeds from the financing will be used to fund Rockwell’s diamond operations and new project evaluation and development.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

11.	RELATED PARTY BALANCES AND TRANSACTIONS

Balances payable	As at	As at
	February 29, 2008	May 31, 2007
Hunter Dickinson Inc. (a)	$–	$37,571
Euro-American Capital Corporation (b)	–	2,879
CEC Engineering (c)	–	5,558
Durnpike shareholder loans (i)	–	1,503,566
Banzi Trading (k)	–	2,191
Jakes Tyres (i)	49,604	10,993
Cashmere Trading (g)	–	46,543
	$49,604	$1,609,301
Balances receivable
Hunter Dickinson Inc. (a)	$78,504	$–
Flawless Diamonds Trading House (h)	477,298	781,928
Banzi Trading (k)	33,744	–
Diacor CC (n)	3,888	–
AA Van Wyk (m)	–	57,325
	$593,434	$839,253

	Nine Months
	ended
	February 29	Year ended May 31
Transactions	2008	2007	2006
Services rendered and expenses reimbursed:
Hunter Dickinson Inc. (a)	$863,861	$1,988,027	$578,134
Euro-American Capital Corporation (b)	14,393	18,765	18,630
CEC Engineering (c)	39,766	187,225	–
John Bristow (d)	–	115,320	–
Jeffrey B Traders CC (e)	52,740	141,318	–
Seven Bridges Trading (f)	57,952	55,534	–
Plateau Resources (Proprietary) Limited (j)	–	–	124,737
Cashmere Trading (g)	353,736	43,357	–
Banzi Trade 26 (Pty) Ltd (k)	47,575	251,942	–
Jakes Tyres (l)	1,141,454	267,361	–
AA Van Wyk (m)	148,658	173,977	–
Diacor CC (n)	3,888	–	–

Sales rendered to:
Flawless Diamonds Trading House (h)	$36,038,106	$10,085,536	$–

(a)

Hunter Dickinson Inc. (“HDI”) is a private company equally owned by several public companies, one of which is Rockwell, and has certain directors in common with the Company. HDI provides geological, technical, corporate development, administrative and management services to, and incurs third party costs on behalf of, the Company on a full cost recovery basis pursuant to an agreement dated January 1, 2001. There are no specific terms of repayment.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

(b)	Euro-American Capital Corporation is a private company controlled by Rene Carrier, a director of the Company, which provides management services to the Company at market rates for those services.

(c)	CEC Engineering Ltd. is a private company owned by David Copeland, Chairman and a director of the Company, which provides engineering and project management services at market rates.

(d)	John Bristow, President, Chief Executive Officer and a director of the Company, provided engineering consulting services at market rates to the Company.

(e)	Jeffrey B Traders CC is a private company controlled by Jeffrey Brenner, a former director and employee of the Company, which provides management and marketing services to the Company at market rates.

(f)

Seven Bridges Trading is a wholly owned subsidiary of Randgold Resources, a public company where Mark Bristow, a director of the Company, serves in an executive capacity. Seven Bridges Trading provides administrative and management services at market rates to the Company’s South African subsidiaries.

(g)	Cashmere Trading is a private company owned by Hennie Van Wyk, an officer of the Company, which provides helicopter services at market rates.

(h)

Flawless Diamonds Trading House (“Flawless”) is a private company where certain directors, former directors and officers of the Company, namely, Messr. Brenner, Bristow and Van Wyk, are shareholders of. Flawless is a registered diamond broker and purchases diamonds from the Company at market prices.

(i)

Pursuant to the Company’ agreement to acquire all of the shares and loans in Durnpike Investments (Pty) Limited from eight individuals (the “Vendors”), of which three individuals from the Vendors were subsequently appointed to the Company’s Board of Directors (Messr. Brenner, M.Bristow, J.Bristow).

(j)

Plateau Resources (Proprietary) Limited (“Plateau”) is a wholly-owned subsidiary of Anooraq Resources Corporation, a Canadian company which has certain directors in common with the Company. Plateau shares certain premises and other facilities with the Company pursuant to a cost-sharing arrangement with no profit element involved.

(k)

Banzi Trade 26 (Pty) Ltd (“Banzi”) is 50% owned by Hennie Van Wyk Family Trust, 30% by Ronnie Visagie, a member of the van Wyk family and 20% by Bokomoso Trust. Banzi is a private company focused on providing self sustaining programs to local communities. During the period, Banzi provided the Company with buildings materials at market rates.

(l)	Jakes Tyres is a private company with certain directors and officers in common with the Company that provides consumable materials at market rates.

(m)	AA Van Wyk is a private company owned by a party related to the directors and officers of the Company, which provides contract mining services at market rates.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

(n)	Diacor CC is a private company with certain directors and officers in common with the Company that purchases consumable materials at market rates.

12.	INCOME TAXES

Income tax expense (recovery differs from the amount which would result from applying the statutory Canadian income tax rates in 2008 of 33.55% (2007 - 34.1%, 2006 - 36.6%). A reconciliation of income taxes calculated at applicable statutory rates is as follows:

	Nine months
	ended February	Years ended May 31
	2008	2007	2006

Loss before income taxes	$(1,006,849)	$(6,585,756)	$(1,600,673)

Expected income tax recovery	$(338,000)	$(2,324,000)	$(555,000)
Difference in foreign tax rates	298,000	101,000	7,000
Permanent differences	1,200,000	309,000	375,000
Change in tax rate	440,000	–	(35,000)
Change in valuation allowance	(477,000)	1,409,433	208,000
Other non-deductible items	1,317,400	(131,206)	–

Net income tax expense (recovery)	$2,440,400	$(635,773)	$–

As at February 29, 2008 and May 31, 2007, the estimated tax effect of the significant components within the Company’s future tax assets and liabilities were as follows:

	As at February 29	As at May 31
	2008	2007	2006

Future income tax asset (liability)
Resource allowances	$1,938,000	$2,133,000	$1,155,000
Loss carry forwards	3,559,000	3,824,000	2,136,000
Other	1,460,000	1,835,000	150,000
Total	6,957,000	7,792,000	3,441,000
Less: valuation allowance	(6,957,000)	(7,434,860)	(3,441,000)
	–	357,140	–
Mineral properties	(3,937,000)	(5,005,000)	–
Equipment	(8,493,100)	(7,331,000)	–
Net future tax asset (liability)	$(12,430,100)	$(11,978,860)	$–

At February 29, 2008, the Company had available for deduction against future taxable income non-capital losses of approximately $12,587,000 (2007 - $10,711,00; 2006 – $3,290,000). These losses, if not utilized, will expire in various years ranging from 2008 to 2027. Subject to certain restrictions, the Company also had Canadian resource expenditures of approximately $5,635,000 (2007 – $5,635,000; 2006 – $5,635,000), which are available to reduce taxable income in future years.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

13.	SEGMENTED INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operation decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. All of the Company's operations are within the mineral exploration and diamond mining sector. The Company's resource properties are located in South Africa, Democratic Republic of Congo, Canada and in Chile.

For the nine months
ended February 29, 2008	Canada	Chile	South Africa	Total
Revenue	$–	$–	$36,149,308	$36,149,308
Loss for the year	(3,393,226)	(92,767)	(5,917,035)	(9,403,028)
Total assets	4,002,546	70,133.	129,620,445	133,693,124
Mineral property interests	–	1	25,247,936	25,247,937
Property, plant and	–	–	64,831,636	64,831,636
equipment

For the year ended
May 31, 2007	Canada	Chile	South Africa	Total
Revenue	$–	$–	$10,103,328	$10,103,328
Loss for the year	(5,342,557)	(191,800)	(830,785)	(6,365,142)
Total assets	38,281,401	62,857.	91,262,125	129,606,383
Mineral property interests	–	1	24,121,854	24,121,855
Property, plant and	–	–	44,790,441	44,790,441
equipment

For the year ended
May 31, 2006	Canada	Chile	South Africa	Total
Loss for the year	$(1,340,385)	$(260,288)	$–	$(1,600,673)
Total assets	228,560	60,087.	–	288,647
Mineral property interests	–	1	–	1
Property, plant and	–	–	–	–
equipment

14.	CONTINGENCIES AND COMMITMENTS

(a)

In connection with the property described in note 7(a), one of the 50% shareholders of Midamines has, subsequent to the conclusion of the Midamines Agreement denied the validity of that agreement. The other 50% shareholder disputes this view and remains committed to the Midamines Agreement. Due to this dispute, Midamines has not afforded Durnpike access to the site, and assistance as regards its proposed operations on the site, in the manner contemplated in the Midamines Agreement. This failure has significantly delayed the Company’s proposed operations on the site, and it is consequently the Company’s position that the required royalty payments have become suspended for the duration of the dispute.

The Company will obtain formal legal advice from counsel and evaluate its available remedies. Although the outcome is not currently determinable the project is not a material operation of the Company. During the third quarter of 2008 the Company paid consideration of $600k to Midamines in order to increase the size of the concession.

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

(b)

In April 2007 the Company, entered into an agreement in relation to its Makoenskloof property to purchase plant and equipment in the amount of ZAR21.3 million (approximately $3.2 million) from Folmink Delwery CC. As at February 29, 2008 the Company is committed to pay the remaining consideration of ZAR2.3 million ($294,402) in the following manner:

  The balance shall be paid in monthly payments of ZAR500,000 ($63,000). The monthly payments shall incur interest calculated at the prime rate of the Standard Bank of South Africa.

15.	SUBSEQUENT EVENTS

(a) Acquisition of Saxendrift Mine (Pty) Ltd.

On March 6, 2007, the Company and Trans Hex Group Limited (“Trans Hex”) entered into a conditional agreement whereby the Company’s wholly owned South African subsidiary, Rockwell Resources RSA (Pty) Ltd. (“Rockwell RSA”), would acquire two open pit alluvial diamond mines and three alluvial diamond exploration projects from Trans Hex (“the Transaction”). Trans Hex, through its wholly-owned subsidiary, Trans Hex Operations (Pty) Ltd. (“THO”), is the owner of two open pit alluvial diamond mines, namely Saxendrift and Niewejaarskraal, and three alluvial diamond exploration projects, namely Kwartelspan, Zwemkuil-Mooidraai and Remhoogte-Holsloot, which are located along the southern bank of the Middle Orange River in the Northern Cape Province of South Africa (“Northern Cape”) and which are collectively referred to as the Middle Orange River Operations and Projects (or “MORO”). The MORO includes:

  the rights to prospect, explore and/or mine precious stones and/or other minerals and/or metals held directly or indirectly by THO in the Saxendrift area of the Northern Cape;

  a series of large remnant alluvial diamond terraces;

  the material plant, machinery, equipment and other movable assets owned and/or used by THO;

  certain employees of THO; and

  a rehabilitation liability which will be taken over by the Company.

The Company has paid cash consideration to Trans Hex of ZAR100.4 million ($14.8 million) and will assume potential liabilities for staff layoffs of ZAR4.7 million (capped at ZAR5 million ($0.8 million)) and rehabilitation bonds (capped at ZAR4.25 million ($0.6 million)). An independent consultant has been appointed to determine the value of the rehabilitation bonds. All payments and liabilities are expected to total $16.2 million, subject to certain final adjustments. Trans Hex will transfer all its relevant mineral rights and associated assets into a new special purpose entity (“Saxendrift Mine Pty (Ltd)”), to be acquired by Rockwell RSA. The implementation of the Transaction is subject to fulfillment of certain conditions precedent including:

  The unconditional approval of South Africa’s Competition Commission; which has already taken place;

  All requisite consents by South Africa’s Minister of Minerals and Energy to the cession and transfer of the underlying mining and prospecting rights pertaining to the MORO to the Saxendrift Mine Pty (Ltd) and the acquisition by the Company of the shares in Saxendrift Mine Pty (Ltd);

ROCKWELL DIAMONDS INC.
Notes to the Consolidated Financial Statements
For the years ended May 31, 2007 and 2006 and the nine months ended February 29, 2008
(Expressed in Canadian Dollars unless otherwise stated)

  Satisfactory provision by the Company of certain financial undertakings to THO;

  Approval by the TSX Exchange;

  Completion by the Company of a mineral title due diligence investigation; and

  The audited balance sheet of Saxendrift Mine Pty (Ltd) as at the effective date.

Fulfillment of some of the conditions precedent may be waived, or the date specified for their fulfillment extended, in certain limited circumstances. The MORO will be placed in care and maintenance with effect from date of signature of the relevant transaction agreements pending fulfillment of the conditions precedent.

In January 2007, the Company entered into a credit facility with the Canadian Imperial Bank of Commerce (“CIBC”) for a standby letter of credit of $16.5 million for the acquisition of Saxendrift Mine. The Company secured this facility by providing sufficient funds on deposit equal to the amount of the outstanding letter of credit, being $15.6 million as of May 31, 2007. The facility was not utilized and expired on July 31, 2007.

On July 31, 2007 the funds, previously utilized to secure the facility, were transferred to an account held in trust for the Company for acquisition of the Saxendrift Mine.

Subsequent to the nine months ended February 29, 2008 the Company completed the MORO acquisition. The substantive conditions to the Transaction have been fulfilled and the Transaction was completed on April 11, 2008. Registration of transfer to Saxendrift Mine Pty (Ltd) of the Saxendrift mining right, as well as prospecting rights in respect of the Kwartelspan, Zwemkuil-Mooidraai and part of the Remhoogte-Holsloot projects has already been obtained. Cession of the Niewejaarskraal mining right is still awaited at this time from the DME, and the Remhoogte prospecting right is in the process of being renewed.

(b) Shares issued and share options granted subsequent to February 29, 2008.

Subsequent to February 29, 2008, the Company issued 14,285,715 common shares at $0.55 per share and 152,500 share options were cancelled or expired. No additional share options have been granted subsequent to year end.

(c) Assumption of 74% ownership of HCVW and Klipdam

Effective March 1, 2008, the Company took ownership of 74% of HCVW and Klipdam from 51% to 74% as per the agreement announced in June 2006.

(d) Acquisition of an additional 11% by the BEE Group

Subsequent to the nine months ending February 29, 2008, the BEE group is in the process of increasing its shareholding from 15% to 26% by subscribing for an additional 11% of the shares in the VWDG at a subscription price of ZAR17.5 million and injecting ZAR10.5 million working capital into the VWDG.

Any questions or requests for assistance concerning the
information in this Directors’ Circular may be directed to:

416-367-5000 ext. 222

120 Adelaide Street West, Suite 2200
Toronto, Ontario M5H 1T1